As filed with the Securities and Exchange Commission on November 7, 2024

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-3
_______________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

Lincoln National Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation or Organization)

35-1140070
(I.R.S. Employer Identification No.)

150 N. Radnor Chester Road
Radnor, PA 19087
(484) 583-1400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

LNL Agents’ 401(k) Savings Plan
(Full Title of Plan)

Nancy A. Smith
Senior Vice President and Secretary
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA 19087
(484) 583-1400
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement is a combined prospectus, which also relates to Lincoln National Corporation's Registration Statements on Form S-3, Registration Nos. 333-163672, 333-185105, 333-208110, 333-228471 and 333-261018 and the Registration Statement on Form S-1 of LNL Agents’ 401(k) Savings Plan, formerly known as The Lincoln National Life Insurance Company (“LNL”) Agents’ Savings and Profit-Sharing Plan, Registration No. 333-163855 (together, the “Prior Registration Statements”). This Registration Statement also constitutes the fifth post-effective amendment to the Prior Registration Statements. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The prospectus included in this Registration Statement is a combined prospectus pursuant to Rule 429 of the Securities Act of 1933, as amended. The combined prospectus relates to this Registration Statement as well as a Registration Statement on Form S-1 registering the interests in LNL Agents’ 401(k) Savings Plan, formerly known as The Lincoln National Life Insurance Company Agents’ Savings and Profit Sharing Plan. The portions of the prospectus relating to each Registration Statement are being combined into a single prospectus as a matter of convenience for the participants in LNL Agents’ 401(k) Savings Plan.

The information included in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 7, 2024

2,651,000 Shares

LINCOLN NATIONAL CORPORATION
COMMON STOCK
(No Par Value)

And

RELATED PLAN INTERESTS

Offered as set forth in this Prospectus pursuant to the

LNL AGENTS’ 401(k) SAVINGS PLAN

This prospectus relates to 2,651,000 shares of the Common Stock of Lincoln National Corporation to be offered and sold to eligible agents of The Lincoln National Life Insurance Company and certain of its affiliated entities under the LNL Agents’ 401(k) Savings Plan, which we refer to in this prospectus as the “Plan.” This prospectus also relates to an indeterminate number of Plan interests in LNL Agents’ 401(k) Savings Plan, which are referred to as “Plan Interests” in this prospectus. The Plan Interests do not carry separate voting rights.

Our Common Stock is listed on the New York Stock Exchange under the symbol “LNC.” On November 1, 2024, the last reported sale price of our Common Stock on the New York Stock Exchange was $33.51 per share. The Plan Interests are not listed for trading on any securities exchange or included in any automated quotation system. We will not apply to list the Plan Interests on any securities exchange or to include the Plan Interests in any automated quotation system.

Each investment option offered to participants under the Plan, referred to as investment options or separate accounts, has its own investment objectives or goals and strategies for meeting those objectives. Investing in each option involves risks, including possible loss of principal, and there is no guarantee that an option will achieve its stated investment objectives. If an option’s investment manager makes incorrect judgments about the markets, the economy, or companies, the return on a participant’s investment may be adversely affected. Investments in any of these options are not bank deposits and are not endorsed, insured, or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any government agency, or bank.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 7, 2024

ABOUT THIS PROSPECTUS

This prospectus also constitutes a Summary Plan Description, and highlights the key features of the Plan. This prospectus does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this prospectus and the Plan Document. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information.” You should rely only on information in this prospectus, the Plan Document or information to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospectus may have changed since those dates.

If you have any questions about the Plan that are not answered in this Prospectus, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from:
            Lincoln National Corporation Benefits Committee
            c/o HR Total Rewards
            150 N. Radnor Chester Road, Suite D2
            Radnor, PA 19087-5238

IRS CIRCULAR 230 NOTICE: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S tax advice contained in this Prospectus was not intended or written to be used or referred to, and cannot be used or referred to for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transaction or matter addressed in this Prospectus.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

i

GENERAL INFORMATION

The Lincoln National Life Insurance Company’s (“LNL”) Board of Directors first adopted the Plan on May 11, 1978 for the benefit of eligible participants and those of participating affiliates. The Plan became effective January 1, 1979.

The Plan provides eligible participants serving as independent contractors to us with a convenient and systematic method of saving. Under the Plan, there are currently sixteen (16) investment options offered, one of which is the LNC Stock Fund (see the section entitled “Your Investment Options”). Lincoln Financial Group Trust Company, Inc. is the Plan Trustee (see “Plan Trustee” in the section entitled “Administration of the Plan”).

Lincoln National Corporation (“LNC,” “we,” “us” or “our”) is a holding company that operates multiple insurance and retirement businesses through subsidiary companies. We sell a wide range of wealth accumulation, wealth protection, group protection and retirement income products and solutions. These products primarily include variable annuities, fixed annuities (including indexed), registered index-linked annuities (“RILA”), universal life insurance (“UL”), variable universal life insurance (“VUL”), linked-benefit UL and VUL, indexed universal life insurance (“IUL”), term life insurance, group life, disability and dental and employer-sponsored retirement plans and services. LNC was organized under the laws of the state of Indiana in 1968. We currently maintain our principal executive offices at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087, and our telephone number is (484) 583-1400. “Lincoln Financial” is the marketing name for LNC and its subsidiary companies. As of December 31, 2023, LNC had consolidated assets of $372.4 billion and consolidated stockholders’ equity of $6.9 billion. For the year ended December 31, 2023, LNC had total revenues of $11.6 billion and a net loss of $752 million.

We provide products and services and report results through the following four business segments:
Annuities, Life Insurance, Group Protection and Retirement Plan Services.

We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

This prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Other sections of this prospectus, including “Risk Factors” beginning on page 3, and our most recent Annual Report on Form 10-K, as well as other reports that we file with the Securities and Exchange Commission (the “SEC”), include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effects of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

You should carefully consider the risk factors described on our filings with the SEC that are incorporated by reference into this prospectus before making an investment decision regarding your benefits under the Plan.  The risks and uncertainties incorporated by reference into this prospectus are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our Common Stock could decline substantially.  In addition, there are risks in investing your money in the investment choices offered under the Plan.  These risks are discussed with the description of each investment option.

SUMMARY OF THE PLAN

The purpose of the Plan is to encourage and assist you and other participants in adopting a regular savings and investment program, and to help you to build a secure retirement.

Lincoln Retirement Services Company (“LRSC”) is the third-party administrator and recordkeeper of the Plan. You may transact your account activity or obtain the current value of your account online at any time via www.LincolnFinancial.com or the Lincoln Customer Contact Center at 800-234-3500. Customer service representatives are available from 8 a.m. to 8 p.m. ET, Monday through Friday.

For purposes of the following sections, the term “Company” refers to The Lincoln National Life Insurance Company. The term “LNC” refers to Lincoln National Corporation.

ELIGIBILITY AND PARTICIPATION

If you meet the following criteria, you are eligible to participate in the Plan:

•You are a citizen or resident of the United States;
•You are an agent of the Company who is classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act; and
•You have entered into (1) a Financial Professional Agreement with a Schedule A (for a Lincoln Financial Advisors (LFA) Agent) or (2) a Producer Agreement with a Schedule C (for an Agency Building General Agent (“ABGA Agent”)).

Note:    As a result of the sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries, no LFA Agents will be eligible to participate in the Plan after May 5, 2024.

If you meet all three of the above requirements, you may become a participant in the Plan by calling the Lincoln Customer Contact Center at 800-234-3500 or logging on to www.LincolnFinancial.com. You will need a username and password to create your account. If you need assistance accessing the website or do not wish to make your elections online, you should contact the Lincoln Customer Contact Center for assistance.

In order to participate:

•You must designate a rate of Pre-Tax Contributions and/or Roth 401(k) Contributions to the Plan between 1% and 50% of your “Pensionable Earnings” (as defined below). Pre-Tax Contributions are voluntary deferrals from your “Pensionable Earnings.” Roth 401(k) Contributions are after-tax voluntary deferrals from your “Pensionable Earnings.” If you are considered a “highly compensated participant” as described in the section entitled “Participant Contributions” below, your rate of Pre-Tax Contributions and/or Roth 401(k) Contributions will be limited to the percentage determined by the LNC Benefits Committee (the “Committee”) annually. For 2024, the limit is 15% of Pensionable Earnings.

•Your Pre-Tax and Roth 401(k) Contributions will be combined in determining the maximum contribution limit.

•You must provide LRSC with investment directions specifying how you want your Pre-Tax and/or Roth 401(k) Contributions, your Company Contributions, your Rollover Contributions and your Roth 401(k) Rollover Contributions, if any, invested among the Investment Options available under the Plan.

For a description of Pre-Tax, Roth 401(k), Company, Rollover and 401(k) Rollover Contributions, please see the sections entitled “Participant Contributions” and “Company Contributions,” as applicable, below.

Your participation in this Plan is effective on the date you complete the enrollment process, as determined by the Plan Administrator. Enrollment is complete and effective only when you have made the required designations and elections, and you have received a confirmation from LRSC. Deductions begin, where administratively practicable, with your first commission statement after enrollment is complete.

Your enrollment and election forms authorize us to deduct the amount you elected to contribute from your Pensionable Earnings on a pre-tax basis and/or an after-tax basis.

Pensionable Earnings1

Pensionable Earnings are defined as all first year and renewal commissions paid to you during the Plan Year for proprietary life insurance, annuity, and retirement plan services products while you have a valid contract with us. Pensionable Earnings also include the following items:

•production bonuses;
•agent or sales manager subsidies;
•training allowances;
•overrides;
•service fees; and
•amounts not included in gross income under a cafeteria plan as described under Internal Revenue Code (“Code”) section 125 and elective deferrals under a cash or deferred arrangement under Code section 402(e)(3).

Pensionable Earnings exclude the following items:

•commissions or fees from the sale of non-proprietary products;
•compensation paid under a broker contract;
•amounts deferred under a non-qualified deferred compensation plan under Code section 409A;
•Company contributions or credits (including matches) made under other plans;
•prize awards;
•moving expenses;
•retired agent bonuses;
•agency expense allowances;
•commissions or fees paid by the Company’s group protection business;
•commissions or fees paid by Lincoln Financial Securities Corporation (formerly known as Jefferson Pilot Securities Corporation) or any of its affiliates;
•commissions or fees paid with respect to policies issued by any other insurance company where LNC assumed insurance obligations;
•expenses charged, paid, or reimbursed relating to conventions, sales meetings, or similar events;
•commissions or fees paid under the permanent fixed life and annuity program;
•additional payouts under any producer group arrangement;
•proceeds from stock appreciation rights awards;
•any loan payments made in connection with an apprenticeship loan program;
•earnings paid pursuant to a temporary earnings code that is designated as non-benefitable; and
•any benefit assistance, benefit stipend or benefit subsidy paid by the Company.

Note:    You cannot defer Pensionable Earnings under the Plan once you have exceeded the Code section 401(a)(17) annual compensation limit for the applicable Plan Year. The Code section 401(a)(17) annual compensation limit is $345,000 for 2024 (as indexed by the IRS for tax years thereafter.)

Your participation in the Plan is voluntary and we make no recommendations as to whether you should or should not participate.

PARTICIPANT CONTRIBUTIONS

Amount You May Contribute

You may contribute your Pensionable Earnings to the Plan on a pre-tax basis (“Pre-Tax Contributions”) and/or on an after-tax basis (“Roth 401(k) Contributions”). You may elect to contribute between 1% and 50% of your Pensionable Earnings, but no more than the maximum amount allowed annually by the Internal Revenue Service (“IRS”) ($23,000 in 2024 (as indexed by the IRS for tax years thereafter)).

1 Not all of the items of compensation enumerated below (either included or excluded from Pensionable Earnings) are applicable to every participant.

However, if you are a highly compensated participant in 2024 (currently, anyone who made at least $150,000 in 2023 will be considered a highly compensated participant in 2024) your rate of Pre-Tax and/or Roth 401(k) Contributions will be limited to the percentage determined annually by the Committee. This limit will be communicated to you. The Pre-Tax and/or Roth 401(k) Contribution limit for highly compensated participants for 2024 is 15% of Pensionable Earnings. You may change the rate of your contributions to the Plan at any time, with the change effective in most cases on the next payday. You may suspend contributions to the Plan, or begin contributing to the Plan, at any time. Your Pre-Tax and/or Roth 401(k) Contributions will be credited to a separate Pre-Tax and/or Roth 401(k) Contribution account established in your name.

Note:     Upon reaching the IRS annual compensation limit or another limit, as described in the section entitled “Limitations on Contributions” below, your contributions will be stopped for the remainder of the year. This means that the Company matching contributions will also stop.

Catch-Up Contributions

You are not required to make an election specifically for Catch-Up Contributions. If you have a valid active benefits eligible contract and you are age 50 and older, you can elect to make a total Pre-Tax Contribution and/or Roth 401(k) Contribution of $30,500 to the Plan for 2024 (as indexed by the IRS for tax years thereafter). This represents the maximum IRS deferral limit of $23,000 for 2024 plus the maximum Catch-Up Contribution of $7,500 for 2024. The combined limit for participants eligible to make Catch-Up Contributions cannot exceed $30,500 in 2024. To be eligible for Catch-Up Contributions, you must be age 50 or older by the end of the Plan Year, and be

•Contributing at the current maximum annual Pre-Tax Contribution and/or Roth 401(k) Contribution limit set by the IRS ($23,000 for 2024); or
•Contributing at the maximum current rate allowed by the Plan for the entire Plan Year (50% of Pensionable Earnings or 15% of Pensionable Earnings if you are a highly compensated participant - up to $23,000 for 2024).

The Plan’s recordkeeper will review participant accounts to ensure these eligibility requirements were met.

If you are eligible to make Catch-Up Contributions and wish to defer the maximum amount allowed for the 2024 Plan Year, you should determine what percentage of your Pensionable Earnings is necessary to make the full contribution of $30,500 for 2024.

If, under the rules outlined above, you are eligible to make Catch-Up Contributions, your Catch-Up Contributions will not be subject to the 15% of Pensionable Earnings limit for highly compensated participants or the $23,000 IRS contribution limit referred to above.

Roth 401(k) Contributions

As described earlier, the Roth 401(k) feature allows you to save money in your account through payroll deductions on an after-tax basis. Even if you are already making Pre-Tax Contributions, you can also make Roth 401(k) Contributions. However, a combination of both Pre-Tax and Roth 401(k) Contributions cannot exceed the annual contribution limit. For 2024, the contribution limit is $23,000 (or $30,500 including Catch-Up Contributions, if eligible). The benefit of making Roth 401(k) Contributions is that earnings on contributions can be withdrawn tax-free if certain criteria are met.

Factors to consider before making a Roth 401(k) Contribution:

•You have the flexibility to make Pre-Tax Contributions, Roth 401(k) Contributions, or a combination of both.
•Pre-Tax Contributions and Roth 401(k) Contributions will be accounted for separately in your account.
•You cannot transfer balances between your Pre-Tax Contribution account and your Roth 401(k) Contribution account.
•Your Pre-Tax Contributions and Roth 401(k) Contributions will be eligible for the Company Basic Matching Contribution, up to 6% of your Pensionable Earnings that you contribute, as described earlier. For example, if you contribute 6% Roth 401(k) or 6% Pre-Tax, or a combination of 3% Roth 401(k) and 3% Pre-Tax, you will receive Company matching contributions on your contributions up to 6% of your Pensionable Earnings that you contribute. Company matching contributions are pre-tax contributions, subject to taxation when distributed to you.
•Roth 401(k) Contributions and earnings thereon will not be subject to federal income taxes at retirement if your withdrawals are considered “Qualified Distributions.” (See “Roth 401(k) Contributions and Roth 401(k) Rollover Contributions” under the section entitled “Federal Income Tax Consequences” below for more information.)

In addition, if you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), you may have the option to roll over your Roth 401(k) Contributions to a Roth IRA or to a new company’s plan if it accepts the rollover of Roth 401(k) contributions.

Note:     Your aggregate contributions (Pre-Tax and Roth 401(k) Contributions) cannot exceed the annual contribution limit set by the IRS plus applicable “catch-up” contributions. The annual contribution limit imposed by the IRS is an overall maximum and applies to all 401(k) plans in which you participate during a calendar year. You are responsible for tracking your contributions and complying with IRS limits if you switch companies during the year and participate in more than one 401(k) plan.

After-Tax Contributions

Prior to January 1, 1989, participants were permitted to make contributions to the Plan from after-tax earnings (“After-Tax Contributions”). A separate After-Tax Contribution account is maintained for each participant who made After-Tax Contributions to the Plan before January 1, 1989.

Rollover Contributions

You may transfer or “roll over” amounts from the taxable amount of your distributions from (1) a traditional or conduit IRA; (2) plans qualified under Code section 401(a), including a 401(k) plan, profit-sharing plan, defined benefit plan, stock bonus plan; (3) a Code section 403(b) plan; and (4) an eligible Code section 457(b) plan maintained by a governmental employer, to the Plan (“Rollover Contributions”). Terminated agents who maintain an account within the Plan may transfer or roll over amounts from other qualified plans into this Plan subject to the same rules as active participants.

A rollover may be made directly from another plan to this Plan. For taxable distributions, you may elect within 60 days following the date you receive payment from a plan to roll over the distribution. There are certain tax consequences related to having the taxable distribution made payable directly to you and then electing the rollover option.

You may transfer or “roll over” Roth 401(k) contributions from another eligible retirement plan into this Plan as a direct rollover. Your Roth 401(k) contribution rollover amounts will be held in a separate Roth 401(k) rollover account (“Roth 401(k) Rollover Contributions”).

Any Rollover Contribution accepted by the Plan Administrator will be credited to a separate Rollover Contribution account or Roth 401(k) Rollover Contribution account established in your name.

To initiate a rollover of taxable distributions and/or Roth 401(k) contributions from another eligible retirement plan you should contact your Lincoln Financial Retirement Consultant:

Ryan Schaefer
Phone: 260-241-7385
Email: Ryan.Schaefer@lfg.com

Any loan you may have outstanding from such other plan may not be rolled over into this Plan.

COMPANY CONTRIBUTIONS

We may make four types of Company contributions to the Plan on your behalf: a Basic Matching Contribution, a Discretionary Matching Contribution, a Non-Elective Contribution and a True-Up Contribution, if applicable. Unless we distinguish between these four types of contributions, the term “Company Contributions” refers to all of the contributions noted in the preceding sentence.

Any Company Contributions made will be credited to a separate Company Contribution account established in your name.

Basic Matching Contribution

If you are an ABGA Agent, we will credit your account with a Basic Matching Contribution of $1.00 for every $1.00 you contribute to the Plan, up to 6% of your Pensionable Earnings, on a per pay period basis.

If you are not an ABGA Agent, we will credit your account with a Basic Matching Contribution of $0.50 for every $1.00 you contribute to the Plan, up to 6% of your Pensionable Earnings, on a per pay period basis.

Note: No Basic Matching Contributions will be made on behalf of LFA Agents after May 5, 2024.

Discretionary Matching Contribution

At the end of each Plan Year we may make an additional Discretionary Matching Contribution of up to $0.50 for every $1.00 of Pre-Tax Contributions you contributed up to 6% of your Pensionable Earnings. We reserve the right to discontinue the practice of making Discretionary Matching Contributions at any time. ABGA Agents are not eligible for any Discretionary Matching Contributions made by the Company. You must be an agent in good standing on the last day of the Plan Year in order to be eligible for the additional Discretionary Matching Contribution. However, if you are absent on the last day of the Plan Year because you Retired (as defined in the section entitled “Vesting” below) during the Plan Year or terminated service before such date due to your death or Disability (as defined under the section entitled “Vesting” below), you will still be eligible for this Discretionary Matching Contribution. The Discretionary Matching Contribution must be authorized and approved by our Board of Directors. Discretionary Matching Contributions, if approved, will be credited to your Company Contribution account after the close of the Plan Year to which the contribution relates.

Note: No Discretionary Matching Contributions will be made for Plan Years beginning on or after January 1, 2024.
Non-Elective Contribution

For each payroll period in which you receive Pensionable Earnings, the Company will make a Non-Elective Contribution equal to the difference (if any) between:

•the Basic Matching Contribution that would have been made to your account if your Pensionable Earnings (net of other applicable deductions) were sufficient to make the full amount of Pre-Tax and/or Roth 401(k) Contributions that you elected; and

•the actual Basic Matching Contribution made to your account based on the Pre-Tax and/or Roth 401(k) Contributions made to the Plan for that payroll period.

True-Up Contribution

If your aggregate Basic Matching Contributions and (if applicable) Non-Elective Contributions made by the Company during the Plan Year are less than 100% of your aggregate Pre-Tax Contributions and Roth 401(k) Contributions for the Plan Year not in excess of 6% of your total Pensionable Earnings for the Plan Year ("target true-up amount"), then the Company will make an additional True-up Contribution with respect to the Plan Year on your behalf.   The amount of the True-Up Contribution will be an amount which, when added to your Basic Matching Contributions and Non-Elective Contributions previously made with respect to the Plan Year, will equal the target true-up amount.
The maximum amount possible for the Company to contribute in any Plan Year to your Plan account is $1.00 for every $1.00 you contributed, up to 6% of your Pensionable Earnings.

Matured vs. Non-Matured Company Contributions

In addition to being subject to the vesting schedule described in the section entitled “Vesting” below, Company Contributions “mature” after having been in your Company Contribution account for at least 2 years after the contribution was credited for the applicable Plan Year. Non-matured Company Contributions are those that have been credited for less than 2 years. If you have been a participant in the Plan for less than 5 years, you are only permitted to withdraw matured Company Contributions - you may not withdraw non-matured Company Contributions. If you have been in the Plan for 5 or more years, however, you may withdraw matured or non-matured Company Contributions. All non-matured Company Contributions automatically mature on the first to occur of:

•the date you complete 5 years of service for us;

•the date you Retire (as defined in the section entitled “Vesting” below);

•the date of your death; or

•the date you become Disabled (as defined in the section entitled “Vesting” below).

ACCOUNT STATEMENTS

Shortly after the end of each calendar quarter, you will receive a statement of your Plan accounts. This statement will include the following information for the preceding calendar quarter: (1) the amount of any contributions to your Plan account (After-Tax Contributions made prior to January 1, 1989, Pre-Tax Contributions, Roth 401(k) Contributions, Company Contributions, Rollover Contributions, Roth 401(k) Rollover Contributions, loan repayments, etc.) and how they are invested in the Plan; (2) the amount, if any, of investment earnings credited to your Plan accounts; (3) a statement of the assets currently held for you by the Plan Trustee and (4) a lifetime income illustration. Stock dividends, stock splits and similar changes will be reflected through the appropriate adjustments to your LNC Stock Fund. You can also review your accounts at any time by logging on to www.LincolnFinancial.com. Here you will have the ability to generate real-time account activity summaries any time you need them and you can specify the desired time period from a list of common options or enter customized date ranges. You should contact the Lincoln Customer Contact Center at 800-234-3500 if you need assistance.

You should notify LRSC within 30 days after the statement date if you believe your statement to be incorrect; otherwise it will be deemed to be correct.

LIMITATIONS ON CONTRIBUTIONS

As stated earlier, “highly compensated” participants (for 2024, those earning at least $150,000 in 2023), may contribute no more than the maximum amount equal to the lesser of 15% of Pensionable Earnings or $23,000 ($30,500 if eligible to make Catch-Up Contributions).

The Plan, along with other similar plans we maintain, must meet certain nondiscrimination rules as set forth in the Code. These rules ensure that the Plan does not discriminate in favor of highly compensated participants. If the Plan does not meet these non-discrimination rules, adjustments to contributions may be necessary and may require the Plan Administrator to revoke or modify your elections, the amount of your Pre-Tax Contributions, Roth 401(k) Contributions, as well as Company Contributions, may be reduced to the extent necessary to eliminate the amounts the IRS considers an “excess” contribution. Alternatively, the Plan Administrator may refund excess Pre-Tax Contributions or Roth 401(k) Contributions to you. Certain refunded amounts may be immediately taxable. The Plan Administrator may also hold excess Company Contributions in a suspense account to be used to reduce the amount of Plan expenses (including our obligations to make Company Contributions to other participants). If the Plan Administrator were to terminate the Plan, it would allocate amounts in this suspense account pro rata to the participants participating in the Plan as of the date of the Plan termination, pursuant to the relevant provisions of the Code.

Finally, during any calendar year, the sum of your Pre-Tax Contributions, Roth 401(k) Contributions and Company Contributions may not exceed limits set under Code section 415. For 2024, the maximum is the lesser of 100% of your Pensionable Earnings, or $69,000 (as indexed by the IRS for tax years thereafter). In addition, the maximum amount of Pensionable Earnings considered in determining your benefits under the Plan may not exceed $345,000 for 2024 (as indexed by the IRS for tax years thereafter). As stated above, your combined Pre-Tax and Roth 401(k) Contributions may not exceed the lesser of $23,000 ($30,500 if eligible to make Catch-Up Contributions) or 15% of your Pensionable Earnings for 2024 if you are a highly compensated participant. Again, these limits are subject to change due to cost-of-living adjustments.

Current IRS contribution limits can be found by logging on to LincolnFinancial.com/retirementinfocenter. On the home page, click on “Retirement program>ANNUAL CONTRIBUTION LIMITS” and click on “Learn more” or you can contact the Lincoln Customer Contact Center at 800-234-3500.

EXPENSES OF THE PLAN

Certain expenses relating to the Plan are charged against the investments in your account. Auditing fees and certain trustee fees may be charged to each participant’s account. Most trustee fees are paid by the Company, such as the costs of maintaining the LNC Stock Fund, which includes brokerage fees and commissions to buy or sell shares off the open market.

Investment management fees are charged to each of the other funds. Expenses per participant vary, based on the investment fund selected. Expense ratios can be found in the performance chart in the section entitled “Your Investment Options” below or online at

www.LincolnFinancial.com. On the home page, click on “Retirement>Investments>Research investments>Fees & Expenses” for the expense information for each fund. You may also send a written request to the Lincoln National Corporation Benefits Committee, c/o HR Total Rewards, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087.

VESTING

You are fully vested in any of your Pre-Tax Contribution, Roth 401(k) Contribution, After-Tax Contribution, Rollover Contribution and Roth 401(k) Rollover Contribution accounts under the Plan at all times.

Company Contributions vest based upon your years of service:

Years of Service	Percent Vested

<2	0%
2	50%
3 or more	100%

If you were a LFA Agent who maintained a full-time benefits eligible contract with the Company or an affiliate immediately prior to May 6, 2024 and who transferred to Osaic, Inc. or its affiliate in connection with the May 6, 2024 sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries, you will be 100% vested in your account balance as of May 5, 2024.

Once your Company Contributions are vested, they are no longer subject to forfeiture when you cease being an agent for us. A “year of service” means any calendar year in which you are, on the last day of the Plan Year (December 31st), a full-time life insurance salesperson for us.

In addition, you will become 100% vested in your Company Contribution account, regardless of your years of vesting service, if you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) for any of the following reasons:

•Disability;

•Retirement; or

•death.

You will also become 100% vested in your Company Contribution account if this Plan terminates.

For purposes of this Plan:

•“Disability” or “Disabled” means the complete inability to engage in all or substantially all duties pertaining to your agency relationship with the Company or your occupation as an agent, by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or which has lasted or is expected to last for at least 12 months.

•“Retirement” or “Retired” or “Retire” is the date on which you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) at age 60 or older with at least 5 years of service.

Should you become an employee of one of our affiliates that has not adopted the Plan prior to the date on which you would be fully vested, any non-vested Company Contributions and earnings thereon will remain in the Plan and will vest as if you had remained an eligible agent, as long as you continue to be an active employee of such affiliate through the applicable date of vesting. If you become an employee of LNC or one of its affiliates that has adopted the LNC Employees’ 401(k) Savings Plan (the “LNC Plan”), you can enroll in the LNC Plan as appropriate and your account balance will be transferred to the LNC Plan. A portion of your account may need to be accounted for separately because the LNC Plan does not recordkeep or maintain “similar” accounts.

IN-SERVICE WITHDRAWALS

Under certain circumstances, you may be permitted to withdraw money from one or more of your Plan accounts while you maintain a valid benefits eligible contract with the Company. However, depending on your age or circumstances, 20% of the distribution may be withheld to pay federal income taxes. In addition, certain excise or “penalty” taxes may apply to amounts withdrawn from a qualified Plan. The rules regarding each distribution may be different and will also depend upon from which Plan account your distribution is taken.

Limitations on an in-service withdrawal:

(1)     an in-service withdrawal is subject to any limitations or restrictions applicable to the Investment Options in which your account(s) are invested;

(2)     the minimum amount that you can withdraw from each of your account(s) at any time is $500; and

(3)     you may not be able to take an immediate distribution from your account(s) if the Plan is terminated or if a notice of Plan termination has been issued.

Under no circumstances will amounts withdrawn from your account reduce your account balance below the outstanding balance of any loans from your account.

See the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

After-Tax Contribution Account

You may withdraw all or any portion of your After-Tax Contribution account (After-Tax Contributions made prior to January 1, 1989), subject to the limitations noted above. Note:    If the amount of your After-Tax Contribution account is less than $500, you must withdraw the entire amount.

Company Contribution Account

You may withdraw all or any portion of the vested balance credited to your Company Contribution account only after amounts credited to your After-Tax Contribution account (if any) have been withdrawn If you have been a participant in this Plan for less than 5 years, however, you will be permitted to withdraw only matured Company Contributions (see the discussion of “Matured vs. Non-Matured Company Contributions” under the section entitled “Company Contributions” above). In addition, any distribution from your Company Contribution account is subject to the limitations noted above.

Rollover Contribution Account

You may withdraw all or a portion of your Rollover Contribution account in the Plan, subject to the limitations noted above. In addition, amounts that were rolled over to the Plan may not be withdrawn for 2 years from the date of the rollover unless you have been credited with at least 5 years of Plan participation (if the rollover was from a plan sponsored by one of our affiliates, the Committee may determine that the 2-year restriction period is measured from the date the contribution was made by that company).

Roth 401(k) Rollover Contribution Account

You may withdraw all or a portion of your Roth 401(k) Rollover Contribution account, however, the earnings thereon will be subject to the “Qualified Distribution” rules. (See “Roth 401(k) Contributions and Roth 401(k) Rollover Contributions” under the section entitled “Federal Income Tax Consequences” below for more information about the Qualified Distribution rules.)In addition, the withdrawal is subject to the limitations noted above.

Pre-Tax Contributions and Roth 401(k) Contributions

If you have no After-Tax Contribution account, or amounts credited to such account have already been distributed to you, and you have already taken all amounts available to you from your Company Contribution accounts (vested and/or matured amounts), and you have attained age 59½, you may withdraw all or any portion of your Pre-Tax Contribution account and Roth 401(k) Contribution account, subject to the limitations noted above and the Qualified Distribution rules, as applicable.

Hardship Withdrawals

If you have taken all distributions (other than hardship distributions) currently available under all of the plans that the Company and its affiliates maintain, and you have not yet attained age 59½, you may be able to withdraw amounts attributable to Pre-Tax Contributions and Roth 401(k) Contributions (not including earnings) if you are experiencing a financial hardship.

The following expenses constitute immediate and heavy financial need for purposes of qualifying for a hardship withdrawal from your Pre-Tax Contribution and/or Roth 401(k) Contribution account(s):

•Medical expenses for you, your spouse or eligible dependents, that are not reimbursed by any medical insurance plan;

•The purchase (excluding mortgage payments) of a principal residence for you;

•Payment of tuition and related educational fees (including room and board) for post-secondary education for the next 12 months for you, your spouse or your dependents;

•Payment of amounts needed to prevent the foreclosure of, or your eviction from, your primary residence;

•Burial or funeral expenses for your deceased parents, spouse, children or dependents; or

•Expenses for the repair of damage to your principal residence that would qualify for the casualty deduction under Code section 165, determined without regard to Code section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income.

The withdrawal must be demonstrably necessary due to your immediate and heavy financial need, and the withdrawal cannot exceed the exact amount required to meet the hardship. However, the hardship withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal.

Requesting an In-Service Withdrawal

To request an in-service withdrawal, log on to www.LincolnFinancial.com. On the home page, click on “Forms>Moving Money To/From Account” and then the applicable type of distribution (hardship or non-hardship) you wish to take. You can (1) download the applicable form; (2) request that the applicable form be emailed to you; or (3) call the Lincoln Customer Contact Center at 800-234-3500 for assistance. At your election, the Plan Trustee will deliver securities and cash from the applicable Plan account(s), or a total cash distribution, based upon the current market value or any applicable current redemption value of the securities in your Plan accounts as of the date of withdrawal. See the section entitled “Fractional Shares” below for information regarding the settlement of fractional share interests in the LNC Stock Fund.

Reminder, if you wish to withdraw Pre-Tax Contributions and/or Roth 401(k) Contributions prior to attainment of age 59½, you must include your reason for withdrawal as well as supporting documentation demonstrating great financial hardship.

PARTICIPANT LOANS

The Plan permits you to take a loan against your account and make payments with interest back to your account.

For information regarding the Plan’s loan feature, please see the Supplement on Plan Loans (“Supplement”), which is a supplement to and part of this Summary Plan Description & Prospectus. The Supplement describes the Plan’s loan feature and the terms and conditions that apply to receiving and repaying Plan loans.

If you have questions about Plan loans after reading the Supplement, or if you need a copy of the Supplement, please contact the Lincoln Customer Contact Center at 800-234-3500.

To request a loan, log on to www.LincolnFinancial.com. On the home page, click on “Retirement>Account>Loan Information>New Loan Request.” You can also call the Lincoln Customer Contact Center at the number above to request a loan.

Note:    If you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) while you have an outstanding loan balance and you leave your account balance in the Plan, you may continue repaying your loan through the use of an Automated Clearing House (ACH) until your loan is paid in full. Ninety (90) days of non-payment will cause your loan to default and will result in a deemed distribution. If you take a full distribution of your account balance, your loan balance will be deducted from the distribution amount otherwise payable to you.

DISTRIBUTIONS

Generally, you (or your beneficiary) will not be able to receive a distribution from the Plan of your vested account balance until you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), Retire, are Disabled (as both terms are defined in the section entitled “Vesting” above) or die. The exception may be in the case of an in-service withdrawal as described in the section entitled “In-Service Withdrawals” above.

Distributions will generally be in cash, or, in the case of the LNC Stock Fund, you may elect distribution in either shares or in cash. Alternatively, you may elect to use your entire Plan account to purchase a group deferred annuity, in accordance with rules established by the Committee.

Distributions from the Plan may be rolled over into another qualified employer plan or Individual Retirement Account (“IRA”). Your Roth 401(k) contributions may be rolled over to a Roth IRA or to another company’s qualified plan that has Roth 401(k) contributions and accepts Roth 401(k) rollovers.

If you (or your beneficiary) wish to take a distribution upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), Retirement, death or Disability, you must complete the necessary paperwork. Completed distribution forms can be sent to LRSC by mail or fax as instructed on the form.

Additional information regarding withdrawal availability, including distribution forms, can be found online at www.LincolnFinancial.com. On the home page, click on ”Retirement>Account>Withdrawal information” to get further information about modeling a withdrawal. Or, if you are ready to take your withdrawal, go to the home page and click on “Forms>Moving Money To/From Account” and download the appropriate form. You may also call the Lincoln Customer Contact Center at 800-234-3500 for assistance.

If you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) and your balance is $1,000 or less, LRSC will send you a distribution package during the third quarter of the Plan Year which you must complete and return within 30 days. Upon receipt of your completed distribution form, LRSC will process your payment. After 30 days, if LRSC has not received your completed distribution form, payment will automatically be mailed to you in a lump sum. No deferral of this distribution is available.

Distribution of Dividends on LNC Common Stock

You have the option to receive your LNC Stock Fund dividends in cash or to reinvest them. If you wish to reinvest your dividends, no action is required on your part. Dividends paid with respect to your investment in the fund will be automatically reinvested.

If you wish to receive your dividends in cash, you must elect to do so. To elect this cash option, you must contact the Lincoln Customer Contact Center at 800-234-3500. You may change your election as often as you wish, but only your last election on file prior to the deadline for the applicable quarter is valid.

Only dividends from your investments in the LNC Stock Fund that have been in the Plan for at least 2 years can be distributed in cash. Lincoln Financial Group Trust Company, Inc. will pay your dividends by check as soon as administratively practicable after the dividend payment date.

If you choose to receive your dividends in cash:
•You must receive 100% of your dividends in cash;
•The amount of your dividend check will be based on the number of shares allocated to your account as of the quarterly dividend date; and
•The amount will be considered taxable income to you (but without the 10% excise penalty that normally is applied to a withdrawal). Taxes will not be withheld from the dividend check.

Dividends you have received in cash cannot be returned to your Plan account at any time.

Required Minimum Distribution

Generally, you must begin a distribution of your vested account balance no later than April 1 of the calendar year following the later of the calendar year in which you (1) attain your “Applicable Age” or (2) terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates). This is known as your “Required Beginning Date.”

Effective January 1, 2023, your “Applicable Age” means (1) age 70½, if you attain age 70½ before January 1, 2020; (2) age 72, if you attain age 70½ after December 31, 2019 and age 72 before January 1, 2023; (3) age 73, if you attain age 72 after December 31, 2022, and age 73 prior to January 1, 2033; and (4) age 75, if you attain age 73 after December 31, 2032.

Distribution at Retirement
You will be entitled to the full value of contributions credited to your account (including any non-vested Company contributions) upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) by reason of Retirement. The distribution will be paid to you in one of the payment forms described in the section entitled “Forms of Payment” below following the receipt of your completed distribution form. Note: If there is an outstanding loan balance at the time of your Retirement, you must repay the entire amount of the loan before making periodic withdrawals from the distribution amount.
If you retire prior to your Required Beginning Date (see above), and your account value is greater than $1,000, you may elect to defer your distribution until your Required Beginning Date.
If you do not complete and return your distribution form, your distribution will automatically be deferred until your Required Beginning Date. Upon attaining your Required Beginning Date, your distribution will be paid in the form of a lump sum unless you send written notice to LRSC prior to that time that you wish to initiate the processing of your distribution in another form of payment.

Distribution at Disability

If you become totally Disabled (see the section entitled “Vesting” above), you should contact the Lincoln Customer Contact Center at 800-234-3500. LRSC will require a letter from the Social Security Administration indicating you have been determined to be disabled and are eligible for disability benefits. LRSC will also accept as proof of Disability a signed letter from your doctor stating that you are totally and permanently Disabled.

If your Disability is determined to not meet the Plan’s eligibility requirements for distribution, you will receive written notice of such determination from LRSC. You will then have up to 180 days in which to appeal the benefit determination. Once your appeal request is received by the LNC Benefits Claims and Appeals Committee, a decision will be made within 45 days and you will be notified of the decision in writing. See “Appealing a Denied Claim” under the section entitled “ERISA Claims Procedures” below for more information about filing an appeal.

If your Disability is determined to meet the Plan’s eligibility requirements for distribution, you may receive your distribution in one of the payment forms described in the section entitled “Forms of Payment” below following the receipt of your completed distribution form. Note: If there is an outstanding loan balance at the time you terminate your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) following a Disability, you must repay the entire amount of the loan before making periodic withdrawals from the distribution amount.

Distribution at Death

Upon your death, your spouse (if you are married at the time of your death) or your beneficiary (if you are single at the time of your death or your spouse has consented in writing to a different non-spouse beneficiary) will be entitled to the full value of all amounts credited to your Plan accounts established for you under the Plan, including any unvested amounts. Your “spouse” means the person to whom you are married at the relevant time, provided that the marriage between you and such individual is legally recognized as valid under any state law. The distribution will be paid in one of the payment forms described in the section entitled “Forms of Payment” below after receiving the application for a distribution from your beneficiary. Note: If there is an outstanding loan balance at the time of your death, your account balance will be reduced by any outstanding loan balance plus accrued interest prior to distribution.

If you are married and wish to designate someone other than your spouse as beneficiary, refer to the section entitled “Beneficiary Designation” below.

For distributions made after December 31, 2007 on account of your death, your non-spouse beneficiary may request a direct rollover to an inherited IRA rollover account under the guidelines established by the IRS. For Plan Years beginning on or after January 1, 2010, distributions made on account of your death to a non-spouse beneficiary are subject to the direct rollover requirements of Code section 401(a)(31), the notice requirements of Code section 402(f) and the mandatory withholding requirements of Code section 3405(c).
In the event of multiple beneficiaries, an account will be established for each beneficiary. Any periodic withdrawals by any beneficiary will be in accordance with the preceding paragraph.

Special Rule for Surviving Spouse of Participant. Effective January 1, 2024, if your designated beneficiary is your surviving spouse and they elect such treatment, then:

•Your surviving spouse will be treated as if they were you, the deceased participant;

•The date on which the distribution to your surviving spouse is required to begin will not be earlier than the date on which you would have attained your Applicable Age; and

•If your surviving spouse dies before distribution begins, then they will be treated as if they were you, the deceased participant.

If you would like to make an election under this section, contact the Lincoln Customer Contact Center at 800-234-3500 for more information about such an election. Note: Once this election is made, it may not be revoked.

Distribution Upon Termination of Service

Upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), other than by reason of Retirement, Disability or death, you will be entitled only to the value of your Pre-Tax Contributions, After-Tax Contributions, Roth 401(k) Contributions, Rollover Contributions, Roth 401(k) Rollover Contributions, and any vested Company Contributions. Nonvested Company Contributions and earnings thereon will be forfeited (see the sections entitled “Vesting” above and “Forfeitures of Accounts” under the section entitled “Forms of Payment” below). The distribution will be paid in one of the payment forms described in the section entitled “Forms of Payment” below following the receipt of your completed distribution form. You may make an election to receive a partial distribution of your vested account balance at any time, provided that the minimum partial distribution is no less than $500.

If you terminate prior to your Required Beginning Date, and your account value is greater than $1,000, you may elect to defer your distribution until your Required Beginning Date (see “Required Minimum Distribution” above).

If you do not make an election and your account value is greater than $1,000, your distribution will automatically be deferred until your Required Beginning Date. Upon attaining your Required Beginning Date, your distribution will be paid in the form or a lump sum unless you send written notice that you wish to initiate the processing of your distribution in another form of payment.

FORMS OF PAYMENT

You may elect to have the distribution of your Plan account paid in one of the following payment forms:

Lump Sum Payment

Upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), Disability, or if you are a beneficiary or an alternate payee named in a Qualified Domestic Relations Order or “QDRO” (see the section entitled “Assignment and Qualified Domestic Relations Order” below), you may elect a single lump sum payment of your entire account, or your entire account except the portion invested in a guaranteed retirement income investment fund or “GRIIF” (see the section entitled “Guaranteed Retirement Income Benefit” below).

Installment Payments

Upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates) on or after your normal retirement date (attainment of age 60 and completion of 5 years of service), Disability, or if you are a beneficiary or an alternate payee named in a QDRO, you may elect to have your entire account or your entire account except the portion invested in a GRIIF paid in installments. These payments will be made in up to five (5) annual withdrawals of an amount at least equal to the greater of (1) 20% of your account (or the portion of your account not invested in a GRIIF) or (2) $1,000, with the fifth (5th) and final withdrawal equal to 100% of your account (or the portion of your account not invested in a GRIIF). During the payout period, your remaining account balance will stay invested in the manner you have elected.

Systematic Withdrawal Option

Upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), Retirement, Disability, or if you are a beneficiary or an alternate payee named in a QDRO, you may elect to have your entire account or your entire account except the portion invested in a GRIIF paid in the form of a series of periodic payments. The Systematic Withdrawal option is an automated disbursement that allows you to choose the amount, and frequency of the distributions you receive (i.e., monthly, quarterly, semi-annually or annually). You have the flexibility to change your Systematic Withdrawal amount or duration of your payments at any time by submitting a new request form to LRSC as instructed in the “Return all documents to:” section of the request form. During the payout period, your remaining account balance will stay invested in the manner you have elected.

Guaranteed Retirement Income Benefit
If all or a portion of your account is invested in one or more guaranteed retirement income investment funds (“GRIIF”), you may elect on or after attaining age 65 (or such other eligible age for starting the guaranteed retirement income benefit under the terms of the GRIIF) an available guaranteed retirement income benefit with respect to such fund or funds. Under this option, at the time of distribution, the investment is moved to the retirement fund. However, you can move your funds back to a GRIIF of choice without any impact to the percentage you will receive.
To the extent permitted under the GRIIF, you may, during the payout period, withdraw amounts from the portion of your account invested in the GRIIF in excess of the guaranteed retirement income benefit, subject to reduction in the periodic amount of the guaranteed retirement income benefit in accordance with the terms of the GRIIF.
For more information about the GRIIF or the guaranteed retirement income benefit, and the distribution thereof, log on to LincolnFinancial.com/retirementinfocenter or contact your Lincoln Financial Retirement Consultant (see the section entitled “Participant Contributions” above).

Forfeitures of Accounts

Breaks-In-Service. A “break-in-service” occurs on the first month of the Plan Year following your termination. For purposes of this Plan, “termination” means the termination of your contract as a full-time life insurance salesperson with LNL (other than by reason of Retirement, Disability—as defined in the section entitled “Vesting” above — or death). A 5-year-break-in-service is a period of 5 consecutive Plan Years, beginning with the Plan Year in which you cease being a full-time life insurance salesperson, a general agent, or an employee of the Company or one of our affiliates on the last day of each Plan Year. In the event that you forfeit amounts in your Company Contribution account due to a break-in-service, and you do not incur a 5-year-break-in-service, such forfeited amount will be re-credited to your Company Contribution account upon your return to service as a full-time life insurance salesperson, a general agent, or our employee, and such accounts will continue to vest in accordance with the Plan’s vesting schedule. For the purposes of determining a break-in-service, any Plan Year in which you are absent from work on the last day of the Plan Year on account of your pregnancy; the birth of your child; the placement of a child in connection with your adoption of that child; or the care of a child for a period beginning immediately after a child’s birth or placement because of the preceding three reasons, and you are a full-time life insurance salesperson under the Federal Income Contributions Act, a general agent, or an employee of the Company or of one of our affiliates on the last day of the Plan Year following the Plan Year in which your absence occurs, will not be counted in determining the break-in-service. If you are no longer a full-time life insurance salesperson, but not eligible to participate in the Plan and you become our employee, but are ineligible to participate in any other plan, no further contributions will be made on your behalf. You will, however, continue to earn vesting service.

FRACTIONAL SHARES

Interests in fractional shares of our common stock will not be distributed in-kind. Rather, fractional share interests in our common stock will be paid in cash based on the market value of LNC common stock on the valuation date immediately preceding the date of distribution or termination of service, as applicable.

BENEFICIARY DESIGNATION

You may designate a beneficiary or beneficiaries to whom, in the event of your death, your Plan account will be distributed. At any time, your beneficiary designation may be initiated, changed or cancelled online at www.LincolnFinancial.com. To add or make any changes, go to the home page and click on “Retirement>My info>Beneficiaries.” You can (1) download the form; (2) request that the form be emailed to you; or (3) call the Lincoln Customer Contact Center at 800-234-3500 for help. You will receive a confirmation of your change from LRSC.

Regardless of what you may have elected, if you are married on the date of your death, all Plan benefits will be paid to your surviving spouse unless you have filed a beneficiary designation form, consented to and signed by your spouse and notarized, which designates a different beneficiary. (Your “spouse” means the person to whom you are married at the relevant time provided that the marriage between you and such individual is legally recognized as valid under any state law.) If you die before receiving full payment of your benefits under the Plan and without a designated beneficiary (or if your designated beneficiary predeceases you) your Plan account will be distributed in the following order: (1) your spouse, (2) if no spouse, to your child or children (with the share of any deceased child distributed among descendants of that child), (3) if none of the above, to your parents in equal shares or the entire amount to your surviving parent, (4) if none of the above, to your sibling(s), and (5) if none of the above, to the executor or administrator or your estate.

Periodically and whenever you have a significant life event, such as a divorce, you should review your beneficiary designation carefully and contact LRSC to change your beneficiary designation if desired. It is your responsibility to ensure that your beneficiary designation is up to date.
ASSIGNMENT AND QUALIFIED DOMESTIC RELATIONS ORDERS

No right or interest of any participant or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to a participant, or as provided under the terms of a qualified domestic relations order (“QDRO”) (as defined in Code section 414(p)) as determined by the Plan Administrator.

Upon our receipt of written notice from you or your spouse of a pending domestic relations order, a domestic relations restriction (“DRR”) will be placed on your Plan accounts. The DRR will be removed only upon notice that no domestic relations order is forthcoming, or upon final approval and disposition under a QDRO.

The Plan Administrator has established a sample form, special rules, and procedures relating to QDROs under this Plan. You may request a copy of these procedures and the sample form by contacting:

                QDRO Consultants Co.
                3071 Pearl Road
                Medina, OH 44256
                Attn: Lincoln National QDRO Compliance Team
                Phone: (800) 527-8481
                Fax: (330) 722-2735
                QDRO Consultants (qdros.com)

Note:    If you are invested in the self-directed brokerage account (see “Self-Directed Brokerage Account” under the section “Your Investment Options” below), and your balance in your non-self-directed broker account funds are insufficient to satisfy the provisions of your QDRO, you will be required to initiate a liquidation/transfer from your self-direct brokerage account of the amount needed to satisfy the QDRO.

AMENDMENT OR TERMINATION OF THE PLAN

By action of our Board of Directors or its delegates, we may terminate or amend the Plan or suspend the operation of any provision of the Plan, at any time, provided, however, that:

•no amendment will be made that will result in the recovery by us of any part of a Company Contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

•any amendment that affects the rights and duties of the Plan Trustee may be made only with the consent of the Plan Trustee;

•no amendment of the Plan will affect your rights with respect to the continuance of vesting of such securities and cash attributable to Company Contributions or earnings thereon; and

•upon the termination or suspension of the Plan, your rights to the amounts credited to your Plan account(s) as of the date of such termination or suspension will not be forfeitable.

ADMINISTRATION OF THE PLAN

Plan Trustee

The Committee has the authority to appoint one or more individuals or corporations to act as Plan Trustee. The Plan Trustee is responsible for the custody, investment, and distribution of Plan assets.

The Plan Trustee, Lincoln Financial Group Trust Company, Inc., is used in processing all contributions and distributions from the Plan. Lincoln Financial Group Trust Company, Inc. is also the principal bank through which LNC and the Company and their affiliates make payments to participants and beneficiaries. The Plan Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for and on behalf of its beneficiaries.

The Plan Trustee serves pursuant to the terms of a written trust agreement. This agreement is available from the Company’s Human Resources Department or from the Plan Administrator for inspection on request by Plan participants. We may discharge or remove the Plan Trustee and appoint a successor Plan Trustee upon 30 days written notice to the Plan Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Plan Trustee. In case of discharge or removal, the Plan Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Plan Trustee will be discharged and relieved of its duties. In the event of discontinuance of the Plan, the Trust Agreement may be discontinued by action of the Company’s Board of Directors or the Committee; provided, however, that until all Plan assets in the Trust have been distributed, the Plan Trustee will retain all the rights and powers given to it by the Trust Agreement.

Plan Administrator

The Committee is the Plan Administrator and Named Fiduciary for the Plan. LNC’s Chief Executive Officer appoints Committee members. Each member of the Committee is a named fiduciary, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended. Each Committee member, as a fiduciary, has the authority to control and manage the operation and administration of the Plan. Members of the Committee receive no compensation from the Plan. The Committee’s responsibilities include operating the Plan in accordance with its terms; enforcing its provisions in an equitable and non-discriminatory manner; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt rules and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving LNC and the other Committee members 10 days written notice. In addition, LNC may remove a Committee member at any time by giving advanced written notice to the member and to the other Committee members.

The business address of the Committee is: Lincoln National Corporation Benefits Committee, c/o HR Total Rewards, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087, Telephone (484) 583-1400.

Voting of Shares

Voting rights with respect to all securities held by the Plan will be exercised by the Plan Trustee or by a proxy solicited by the Plan Trustee. You have the right to direct the Plan Trustee in a voting of share equivalents with respect to any portion of your account invested in the LNC Stock Fund. If the Plan Trustee does not receive voting instructions from all participants, the shares for which the Plan Trustee did not receive instructions will be voted in the same proportion as the shares for which the Plan Trustee receives instructions.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the federal income tax consequences of participation in the Plan, and on distributions from the Plan, based on the current provisions of the Code and applicable regulations in effect as of the date of this prospectus. The actual tax consequences for any individual will depend on their circumstances. Detailed information about how taxes may affect your benefits and distributions under this Plan can be found in IRS Publication 575, Pension and Annuity Income, which is available on the public website of the IRS. YOU SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR INDIVIDUAL CIRCUMSTANCES.

Contributions. The Plan is a qualified employee benefit plan under Code section 401(a). Company Contributions to the Plan, as well as dividends paid on shares of LNC common stock held in the Plan, are deductible, subject to certain restrictions, by the Company for corporate federal income tax purposes under Code section 404(a). Although your Pre-Tax Contributions will not be subject to federal income tax, social security taxes and federal unemployment taxes will be withheld.

Earnings. In general, you will not be subject to federal income taxes on any earnings accruing with respect to Company Contributions, Pre-Tax Contributions, Roth 401(k) Contributions, and any After-Tax Contributions, Rollover Contributions or Roth 401(k) Rollover Contributions until such amounts are distributed to you.

Loans. You will not be taxed on loans from the Plan if the loans are repaid in accordance with its terms.

Distributions. Amounts distributed to you will be taxable as ordinary income to the extent that the amounts received exceed the amount of your After-Tax Contributions, if any. Until withdrawn, such After-Tax Contributions are referred to as “Net Unrecovered Contributions.”

Stock Distributions. With respect to the LNC Stock Fund, should you receive all or part of a lump sum Plan payment in the form of shares of LNC common stock (also referred to as an “in-kind delivery”), the excess of the fair market value on the date of a total distribution over its cost basis (the “net unrealized appreciation”) will not be taxed at the time of distribution. If stock is received other than in a total distribution, only the net unrealized appreciation attributable to nondeductible after-tax contributions will not be taxed at the time of distribution. However, if you receive a lump sum distribution of stock, you may elect to be taxed at the time of distribution under procedures prescribed by the IRS in accordance with Code section 402(e)(4).

When you are eligible to make a withdrawal or receive a distribution from the Plan, you may elect to have the value of the LNC Stock Fund paid to you in:

1.Cash;
2.Shares of LNC common stock; or
3.A combination of cash and shares of LNC common stock.

The election can be specified on the “Cash Distribution Request” form available from LRSC or at www.LincolnFinancial.com.

Should you elect to receive any shares of LNC common stock “in-kind”, you’ll receive notification from LNC’s transfer agent, Equiniti Trust Company (commonly referred to as “EQ”), when the shares have been re-registered in your name. EQ will then hold the shares until receiving direction from you.

Should you elect to receive any shares of LNC common stock “in-kind”, but paid instead to a “rollover institution”, EQ will send a credit notification statement to the rollover institution. The credit notification statement provides instructions to the rollover institution on how to transfer the shares to your account.

The process of receiving shares of LNC stock generally takes 10-17 business days following receipt of a Distribution Form in good order.

You should contact the Lincoln Customer Contact Center at 800-234-3500 with any questions.

Dividends on your LNC common stock that you elect to receive in cash are taxable income and are not subject to the 10% excise penalty described below. You will receive a Form 1099 DIV at year-end from LRSC, reported with your Form W-2 information.

20% Withholding and 10% Excise Tax or Penalty

Withholding of 20% of any lump sum distribution may occur to pay applicable federal income taxes (excluding amounts attributable to After-Tax Contributions), unless you roll over the distribution to an IRA or another qualified employer plan, as described below. If you receive payment of your benefit in the form of an annuity, however, you may elect whether to have federal taxes withheld from each payment.

In addition, you may be required to pay a 10% excise or penalty tax on the distributed amounts that are taxable. The 10% penalty will not apply in certain situations, including the following:

•Your account is paid to you after age 59½;

•Your account is paid to you after you terminate service with the Company and its affiliates on or after the date you reach age 55;

•Your account is paid to you or your beneficiary(ies) because of your death or in most cases of Disability (as defined in the section entitled “Vesting” above);

•You incur certain tax-deductible medical expenses for the year;

•Payment is directed to another person pursuant to a QDRO;

•Payment is made in substantially equal installments over your life expectancy or the joint life expectancy of you and your spouse/beneficiary (however, the Plan does not currently offer a lifetime annuity option);

•You roll over or directly transfer the taxable amount of your account to an IRA or another qualified employer-sponsored plan as defined by the Code (e.g., an IRA or individual retirement account or annuity or other qualified plan); or

•Your physician certifies that you have an illness or condition that is reasonably expected to result in your death within 84 months (7 years).

Roth 401(k) Contributions and Roth 401(k) Rollover Contributions. Your Roth 401(k) Contributions and Roth 401(k) Rollover Contributions are after-tax contributions and, as such, your contributions and earnings can be distributed to you tax-free if considered a “qualified distribution.” A “Qualified Distribution” is a withdrawal:

(1)Taken after death, Disability (as defined under “Distribution at Disability” in the section entitled “Distributions” above), or upon attainment of age 59½; and

(2)Occurring at least 5 years after you make your first Roth 401(k) Contribution.

You can roll your Roth 401(k) Contribution and Roth 401(k) Rollover Contribution accounts into a Roth IRA or to a new employer’s plan if it allows Roth 401(k) Contributions.

Rollovers. You can also delay paying applicable taxes if you roll over all or part of your distribution to another qualified employer-sponsored plan or individual retirement account (IRA). A rollover defers taxation of the taxable portion that is rolled over. The rollover can be “direct” or “indirect.” Indirect rollovers must be made within 60 days after receipt of the distribution and are subject to rules that differ from the direct rollover rules. If you do not elect a direct transfer of the entire lump-sum distribution, 20% of the taxable portion of the distribution will be withheld to pay federal income taxes.

Generally, in cases where the participant has died, the same tax rules apply to distributions taken by the participant’s beneficiary as would have applied to the participant. A beneficiary who is the surviving spouse of the participant may be eligible to roll over the distribution. A non-spouse beneficiary of a deceased participant may roll over any amount inherited as beneficiary to an “inherited IRA” in accordance with IRS rules and regulations.

YOUR RIGHTS AND PROTECTIONS UNDER ERISA

The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA requires certain kinds of reporting and disclosure of information regarding the Plan and its investments to government agencies and participants.

ERISA also imposes stringent standards of fiduciary responsibility, and prohibits transactions with parties-in-interest for which there is no available exemption. Because the Plan is an individual account and profit-sharing plan, it is not subject to the funding standards of Title I of ERISA or covered by the Plan termination insurance program of Title IV of ERISA, which is administered by the Pension Benefit Guaranty Corporation.

The Plan is intended to comply with ERISA section 404(c). If the Plan meets the various requirements of ERISA section 404(c), you are responsible for investing the assets in your Plan account(s) among the investment options offered, and neither we nor the Plan fiduciaries are liable for any investment losses you may experience as a direct result of your investments in the Plan. Among the requirements of section 404(c) is that you must be provided with meaningful investment information periodically, so that you are provided with the opportunity to exercise meaningful, independent control over the assets in your Plan account(s).

You can obtain more information about the Plan, including a description of the annual operating expenses of each Investment Option offered through the Plan, copies of financial reports for each Investment Option, and copies of the Plan’s confidentiality procedures. These materials may be made available at a nominal charge. Please contact Total Rewards, Retirement Plan Administration at (484) 583-1760 or c/o Lincoln Financial, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087, for more information.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.

The Right to Receive Information About the Plan

ERISA provides that all Plan participants are entitled to:

•Examine, without charge, at the Plan Administrator’s office and at other locations, all Plan documents, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•Obtain, upon written request to the Plan Administrator, copies of all Plan documents, including insurance contracts, copies of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor, the procedures for determining whether a court order qualifies as a “qualified domestic relations order” or as a “qualified medical child support order”, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report when requested.

•Obtain a statement telling you whether you have a right to receive a Plan benefit at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

The Right to Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of Plan participants, and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused to the Plan.
No one, including a company, a union, or any other person, may fire or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising any of your rights under ERISA.

Enforce Your Rights

If your claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to you or to your designated representative. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps that you can take to enforce the above rights.

For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, you may file suit in a federal court to obtain the information. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may sue for those benefits in a state or federal court (you should first check with the Plan Administrator on your claim and also use the Plan’s appeal process, as applicable). If you believe that the Plan’s fiduciaries are misusing the Plan’s money, or if you believe that you are being discriminated against for asserting any of your rights, you may seek assistance from the U.S. Department of Labor, or you may sue in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, however, the court may order you to pay these costs and fees, for example, if it finds your claim was frivolous. If you have any questions about the Plan, you should contact the Plan Administrator.
If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 866 444-EBSA (3272).

ERISA CLAIMS PROCEDURES

How to Claim Benefits

Upon termination of your valid active benefits eligible contract with us (and you are not employed by us or any of our affiliates), you may request a distribution of your account by logging on to www.LincolnFinancial.com. On the home page, click on “Forms>Moving Money To/From Account” and then the applicable form for the type of distribution you wish to take. You can (1) download the form; (2) request that the form be emailed to you; or (3) call the Lincoln Customer Contact Center at 800-234-3500 for help. The completed form must be returned to LRSC using the email address, mailing address or fax number as noted on the form. All distribution checks will be mailed as soon as administratively possible as long as your form is in good order.

If you are filing a claim for Disability benefits, you will first need to file with the Chief Human Resources Officer or their delegate (“Disability Reviewer”) c/o Lincoln National Corporation, Total Rewards, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087.

Appealing a Denied Claim

If you or your beneficiary (collectively “claimant”) feels that you are not receiving a Plan benefit that you should, you may file a written claim for that benefit with the Committee (or LRSC as its delegate) at Lincoln National Corporation, c/o HR Total Rewards, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087.

Denial of Claim. If a claim is denied in whole or in part, the Committee (or LRSC as its delegate) will notify a claimant, in writing, of its decision.

Timing of Notice. In non-Disability cases, the notice of denial must be given within 90 days after the claim is received by the Committee (or its delegate). If special circumstances (such as a hearing) require a longer period, a claimant will be notified in writing, before the expiration of the 90-day period after the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period.

If a claim of Disability is wholly or partially denied, the Disability Reviewer will notify a claimant of such adverse decision within 45 days after the claim is received by the Disability Reviewer. If the Disability Reviewer determines that an extension is necessary for reasons beyond their control, the Disability Reviewer may extend this period for an additional 30 days by notifying a claimant of the reasons for the extension and the date when they can expect to receive a decision. The Disability Reviewer may extend this period for a second 30-day period by again complying with the requirements applicable to the initial 30-day extension. If an extension is provided in order to allow a claimant time to provide additional information necessary to review the claim, the response deadlines applicable to the Disability Reviewer will be tolled upon the earlier of (1) the date 45 days after the date of the request for additional information or (2) the date the Disability Reviewer receives the additional information. Prior to wholly or partially denying a claim of Disability, a claimant will be provided, free of charge, with any new or additional evidence considered, relied upon, or generated, or rationale used, in making the benefit determination in connection with the claim. New evidence or rationale will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination is required to be provided in order to give a claimant a reasonable opportunity to respond prior to that date.

Content of Notice. The notice of a denial of claim will set forth:

the specific reason(s) for the denial of the claim;

a reference to specific provision(s) of the Plan on which the denial is based;

a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

an explanation of the procedure for review of the denied or partially denied claim, including your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

In addition, if the notice is in reference to a claim of Disability, the notice will set forth, if applicable, any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to a claimant upon request.

Appealing a Denied Claim

Request for Review of Denial - Appeals. Upon denial of a claim in whole or in part, a claimant (or authorized representative) has the right to submit a written request to the LNC Benefits Appeals Committee (“Appeals Committee”) for a full and fair review of the denied claim, and upon request and free of charge, to reasonable access and copies of all documents, records, and other information relevant to the claim for benefits and may submit issues and comments in writing. Appeals and requests for documents should be sent to Lincoln National Corporation Benefit Appeals Committee, c/o HR Total Rewards, 150 N. Radnor Chester Road, Suite D2, Radnor, PA 19087.

Scope of Review. The review on appeal takes into account all comments, documents, records, and other information submitted by a claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Timing of Request for Review. A request for review of a claim on appeal must be submitted within 60 days (180 days in the case of a claim on appeal of Disability) after receipt by a claimant of written notice of the denial of the appeal. If a claimant fails to file a request for review within such time period, the appeal is deemed abandoned and a claimant is precluded from reasserting it.

Contents of Request for Review. If a claimant files a request for review, the request must include a description of the issues and evidence they deem relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

Special Procedures for Claim Appeal of Disability. Any claim of Disability will be first referred to, or filed with, the Disability Reviewer. If the claim is denied and a claimant wants a review of the denial, the Appeals Committee will conduct the review, without the Disability Reviewer if the Disability Reviewer is a member of such committee. This procedure is designed to ensure that the review is conducted by an entity different than the entity that issued the initial denial. The Appeals Committee must not give deference to the initial decision, and a review decision will be issued according to the time periods set out below. The Appeals Committee must provide the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

Denial Upon Review.

Timing of Denial Notice. In non-Disability cases, the Appeals Committee must render its decision on the review of the claim appeal no more than 60 days after receipt of the request for review, except that this period may be extended for an additional 60 days if the Appeals Committee determines that special circumstances (such as a hearing) require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be furnished to a claimant before the end of the initial 60-day period.

In Disability cases, the Appeals Committee must render its decision on the review of the claim appeal no more than 45 days after receipt of the request for review, except that this period may be extended for an additional 45 days if the Appeals Committee determines that special circumstances (such as a hearing) require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be furnished to a claimant before the end of the initial 45-day period. In such cases, if an extension is provided in order to allow a claimant time to provide additional information necessary to review the appeal, the response deadlines applicable to the Appeals Committee will be tolled until the earlier of (1) the date 45 days after the date of the request for additional information or (2) the date the reviewer receives the additional information. Prior to wholly or partially denying a claim of Disability, a claimant will be provided, free of charge, with any new or additional evidence considered, relied upon, or generated, or rationale used, in making the benefit determination in connection with the claim. New evidence or rationale will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination is required to be provided in order to give a claimant a reasonable opportunity to respond prior to that date.

Contents of Denial of an Appeal. If the Appeals Committee denies the claim appeal (i.e., makes an adverse determination), it will provide a prompt written decision setting forth:

the specific reason(s) for the adverse determination;

a reference to specific Plan provisions on which the adverse determination was made;

a statement that a claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

a statement describing any voluntary appeal procedures offered by the Plan and a claimant’s right to obtain the information about such procedures and a statement of a claimant’s right to bring an action under section 502(a) of ERISA.

In addition, if the notice is in reference to the appeal or denial of a Disability claim, the notice will set forth, if applicable, any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to a claimant upon request.

Authority of the LNC Benefits Committee and the LNC Benefits Appeals Committee.

In fulfilling applicable responsibilities, the Committee (or its delegate LRSC), the Disability Reviewer, and the Appeals Committee will have full authority to interpret and apply in their discretion the provisions of the Plan. The decision of the Appeals Committee is final and binding upon any and all claimants and any person making a claim through or under them.

The decision upon review will be final. If the claim appeal is denied, the Appeals Committee will notify a claimant either in writing or electronically within the applicable day period specified above and will explain the specific reason(s) for denying a claimant’s appeal, the Plan provisions that support the decision to deny the appeal, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a). Claimants will not be entitled to challenge the Appeals Committee’s determinations in judicial or administrative proceedings without first complying with the Plan’s claims and appeals procedures. Any suit or legal action initiated by a claimant under the Plan must be brought no later than one year following a final decision on the claim for benefits.

The Committee and the Appeals Committee are fiduciaries under the Plan and each has complete authority and discretion to interpret and administer the Plan. As part of such authority, the Appeals Committee resolves all questions relating to eligibility, participation, coverage and the availability and payment of benefits under the Plan. Decisions of the Appeals Committee are final and binding on Plan participants. In addition, each committee may delegate any of its authority to any person or persons it selects.

IMPORTANT INFORMATION ABOUT THE PLAN

The Plan Sponsor:

The Plan Sponsor is The Lincoln National Life Insurance Company. The address is:

The Lincoln National Life Insurance Company
150 N. Radnor Chester Road
Radnor, PA 19087
484-583-1400

As Plan Sponsor, The Lincoln National Life Insurance Company reserves the right to terminate or amend this Plan at any time.

The Plan Administrator and Named Fiduciary:

The Lincoln National Corporation Benefits Committee (“Committee”) is the Plan Administrator and Named Fiduciary of the Plan. The Plan Administrator shall have the exclusive right to construe and interpret the terms of the Plan. Any correspondence with the Plan Administrator should be directed to:

Lincoln National Corporation Benefits Committee
c/o of HR Total Rewards
150 N. Radnor Chester Road
Suite D2
Radnor, PA 19087
Telephone: (484) 583-1400

The Lincoln National Corporation Benefits Appeals Committee is the fiduciary that rules on appeals of denied claims. Appeals should be sent to:

Lincoln National Corporation Benefits Appeals Committee
c/o HR Total Rewards
150 N. Radnor Chester Road
Suite D2
Radnor, PA 19087

The Plan Trustee:

Benefits under the Plan are provided through the Plan’s Trust, the Trustee of which is the Lincoln Financial Group Trust Company, Inc. Contributions under the Plan are paid into the Plan’s Trust. The Trust is intended to meet the requirements of Code section 501(a) so all earnings on the Trust’s assets generally accumulate tax-free.

The Trustee’s address is:

Lincoln Financial Group Trust Company, Inc.
One Granite Place
Concord, NH 03301

Recordkeeper:

Lincoln Retirement Services Company, LLC (“LRSC”) is the recordkeeper for the Plan. The recordkeeper’s address is:

Lincoln Retirement Services Company, LLC
1301 South Harrison Street

Fort Wayne, IN 46802

Participating Companies2:

The Lincoln National Life Insurance Company
Lincoln Life & Annuity Company of New York

Plan Year:

January 1st through December 31st

Agent for Service of Legal Process:

General Counsel
Lincoln National Corporation
150 N. Radnor Chester Road
Suite A3
Radnor, PA 19087

Identification Numbers:

The Employer Identification Number assigned to The Lincoln National Life Insurance Company by the IRS is: 35-0472300.

The Employer Identification Number assigned to the Lincoln National Corporation Benefits Committee by the IRS is: 35-1620788.

The Plan number is 006.

Top Heavy Rules:

The Code provides a complicated set of rules for determining whether the Plan is “top heavy.” Stated simply, the Plan is top heavy if the value of aggregated account balances belonging to “key employees” exceeds the aggregated account balances belonging to the non-key employees. Key employees are generally officers and other highly compensated individuals.

If the Plan became “top heavy,” the Plan’s benefits and vesting schedule would be enhanced. We would notify you in the unlikely event that the Plan ever became top heavy.

General Legal Note:

The summary of the Plan contained in this prospectus is not intended to be the legally controlling Plan document. Where there is a discrepancy between the summary of the Plan and the terms and provisions of the Plan document, the terms and provisions of the Plan document control. Neither the Plan document, the summary of the Plan document contained in this prospectus, or your rights to any benefits provided under the Plan constitutes a contract of affiliation or employment.

VALUATION OF INVESTMENTS

Securities authorized for investment under the Plan will be valued each day the New York Stock Exchange is open for business. Depending on the type of security being valued, a determination of value is based on: the closing price of the security on an exchange on which such securities are listed; the average bid quotations for such securities; quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities; the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests; or the average sale or purchase price of the securities when the Plan Trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

All of the Investment Options, including the LNC Stock Fund (discussed in more detail below), are unitized. That means that if you invest in any Plan Investment Option, you and other investors own a pro-rata portion of all of the securities that may be in the
2 As a result of the sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries, Lincoln Financial Advisors Corporation is no longer a Participating Company effective May 6, 2024.

Investment Option (e.g., stocks, bonds, shares of mutual funds, or units of variable insurance trust funds other investment options – whatever the manager of the investment account has chosen to invest in to meet its investment objectives), as well as a pro-rata portion of the cash held by the Investment Option for liquidity purposes.

The value of a unit of any Investment Option is determined by adding the value of all securities in the Investment Option, plus the cash or value of the money market units, then dividing the total value of the account by the total number of outstanding units issued by the Investment Option. For the LNC Stock Fund, the value of a unit is calculated each day by dividing the current value of all LNC Common Stock in the account, plus any cash, by the total number of units allocated to participant Plan accounts. Some accounts, such as the LNC Stock Fund, hold units of a money market account rather than actual cash to satisfy liquidity needs. The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participant’s transfer or redemption transaction.

The valuation date for loans, withdrawals and transfers among Investment Options is generally the date your request, via the Lincoln Customer Contact Center or on line at www.LincolnFinancial.com, is received and confirmed, provided your request is in good order and as long as the request is received prior to 4:00 p.m. ET on a business day (otherwise the next business day). In the event unit values for the Investment Options are not available to LRSC by processing time, the valuation date will be the next business day.

The valuation date for all other distributions will be no later than the second business day after receipt of your correctly completed distribution form by LRSC. The valuation date for participant contributions, Company Contributions and loan repayments is the date on or following a payday on which these monies are received, provided the funds are received by 4:00 p.m. ET by LRSC for investment.

YOUR INVESTMENT OPTIONS
Investment Supplement – Effective November 1, 2024

Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your Plan accounts, among the various Investment Options described below. You may also wish to allocate any future contributions made to your Plan account--your Pre-Tax Contributions, Roth 401(k) Contributions and any Company Contributions (as defined in the section entitled “Company Contributions”) that you may be eligible to receive -- among these Investment Options.

LRSC is the Plan’s current recordkeeper and third-party administrator. LRSC will deem any investment direction(s) you give them to be continuing directions until you affirmatively change them. Your Company Contributions will be invested in the same Investment Options that you have elected for your Pre-Tax Contributions. If you have not provided LRSC with specific investment directions for your Plan accounts, LRSC will automatically invest your Pre-Tax Contributions and/or Roth 401(k) Contributions into the Plan’s Qualified Default Investment Alternative (“QDIA”). The Plan’s QDIA is the State Street Target Retirement Fund (a target-date fund) that most closely matches the year you attain age 65. The State Street Target Retirement Funds are considered a QDIA under U.S. Department of Labor regulations. Contributions that are invested in a State Street Target Retirement Fund in the absence of your investment direction will remain in this fund, unless and until you affirmatively elect to transfer such assets to another Investment Option under the Plan.

Trading Restrictions & Other Limitations.
Unless prohibited by trading restrictions imposed by the Plan, the various Investment Options, or the rules and regulations pertaining to insider trading in LFG securities, you may change your investment directions with respect to future Pre-Tax Contributions, Roth 401(k) Contributions and any Company Contributions at any time. You may also transfer part or all of your current Plan account balances from one Investment Option to another Investment Option, again subject to any trading restrictions imposed by the Plan, the Investment Options involved, and our rules against insider trading. Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is processed via www.LincolnFinancial.com, or through the Lincoln Customer Contact Center (800-234-3500).

If you are a Section 16 Insider of LNC, any reallocation of current investments from other Investment Options into the LNC Stock Fund, changes to your investment directions involving future contributions into the LNC Stock Fund (increasing or decreasing investment), and certain other transactions, will not be permitted at any time without pre-clearance through our Law Department. For officers and certain other employees, reallocations and changes to investment directions involving the LNC Stock Fund will be restricted to “open window” periods during which the individual is not restricted from trading. For more information about the trading restrictions relating to the LNC Stock Fund and whether they apply to you, please refer to the LFG Insider Trading & Confidentiality Policy, which is posted at: https://hrdirectdocs.lfg.com/misc/HR/Policies_Procedures/InsiderTradingPolicy.pdf.

Transfers out of the Lincoln Stable Value Account Option (“LSVAO”) and into an option that competes with the LSVAO may be subject to a “90-Day Equity Wash” requirement. If the wash requirement is in effect and you wish to move money out of the LSVAO and into a competing option, you must first "wash it" by moving the money into a (non-competing) equity investment option for a minimum of 90 days.  After the 90 days are up, the money can be moved into a competing fund without penalty or further restriction.  Of the current Investment Options, only the Macquarie Diversified Income Fund is considered a competing fund. However, because other “competing funds” may be available through the self-directed brokerage account (the “SDBA”), the SDBA may be considered a competing fund in the future.  The SDBA will be deemed a competing fund if the LSVAO balances of Plan participants who have a SDBA are 10% or more of the total stable value balances for the Plan. Currently the SDBA is not considered a competing fund. In the unlikely event the SDBA becomes a competing fund and you wish to move money from the LSVAO into the SDBA, you would need to move the money into one of the other non-competing Plan Investment Options first, leave it there for at least 90 days, and then move it into the SDBA.

The 90-Day Equity Wash requirement is only in effect if the current yield of the Barclays Stable Income Market Index fund is greater than the 5-year historical average of the fund. The 90-Day Equity Wash provision has not been in effect for the Plan since its conversion to LRSC in October 2008.

Transfers out of the LSVAO may also be limited or delayed during calendar quarters when current interest rates are higher than the five-year historical average. Any restriction will be announced approximately 3 weeks prior to placing the restriction in effect and will be announced through www.LincolnFinancial.com.

In order to prevent market timing, excessive trading, and similar abuses, the managers of the various Investment Options may impose additional trading restrictions or redemption fees triggered by certain kinds of trades or trading activities. In some cases, as disclosed in the Company’s policies, trades will be monitored to ensure compliance. For mutual fund investment options, please see the relevant prospectus for information on trading restrictions or applicable redemption fees. For collective investment trust options, please consult the relevant disclosure statements for such information. These documents are available online at www.LincolnFinancial.com, or by requesting them through the Lincoln Customer Contact Center: 800-234-3500. Other than the 90-Day Equity Wash requirement described above, the Lincoln Stable Value Account Investment Option is not subject to any market timing or excessive trading restrictions or redemption fees. The LNC Stock Fund is not subject to any market timing or excessive trading restrictions or redemption fees.

Investments in the Plan.

The Plan Trustee, Lincoln Financial Group Trust Company, Inc., will invest your contributions as soon as reasonably possible after receipt, and in accordance with your investment directions and the provisions of the Plan. In addition to purchasing shares of LNC Common Stock on the open market, the Plan Trustee may from time to time purchase authorized and unissued shares directly from us, or purchase outstanding shares directly from our shareholders. Under the terms of the Plan, certain fees, commissions, and other expenses for these transactions will be charged to your account in the Plan.

In deciding how to invest your Plan account, you should carefully consider which Investment Options are right for you. You should read the following information carefully when making Plan investment decisions about these Investment Options. You can find additional performance information online at www.LincolnFinancial.com. This information will help you to understand the investment choices and the differences among them. The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

Comparative Performance of Investment Options

In general, the following table sets forth the annualized yield earned on the Investment Options currently offered by the Plan over certain periods of time—assuming the reinvestment of dividends and interest. All rates of return represent past performance and are not necessarily indicative of future performance. Many conditions affecting performance--such as inflation, business growth and interest rates--may be different in the future. Investment return and principal value may fluctuate and your investment in the future may be worth more or less than the original amount invested. The table below has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and we recommend that you consult a qualified investment adviser before making any investment decisions.

The performance figures have been reduced to reflect some, but not all, of the fees and expenses affecting the Investment Options. Except as otherwise stated in the description of “Expense” for each Investment Option, the “Net Expense Ratio” of an Investment Option reflects reductions in the performance figures due to investment management fees, contract fees and other operating expenses.  See the description of “Expense” for each Investment Option for more detail about these fees and expenses, as well as for any additional fees and expenses which, if shown, would have the effect of further reducing the performance figures. In cases where the charges were not included, note that the performance figures would be reduced if such expenses were deducted from performance data.

Investment Lineup as of November 1, 2024
Fund Performance – Average Annual Total Return*		Performance as of June 30, 2024					Expense Ratio %
Fund Name	Ticker/ Fund ID	QTR	1 Year	3 Years	5 Years	Inception Date	* 10 Yrs. Or Since Inception	Gross	± Net
Tier 1 – Asset Allocation Target Date Funds – Class M
State Street Target Retirement Income Fund	85744W630	1.10	8.33	1.20	4.51	6/30/2009	3.96	0.07	0.07
State Street Target Retirement 2020 Fund	85744W721	1.12	8.62	1.16	5.22	6/30/2009	4.97	0.07	0.07
State Street Target Retirement 2025 Fund	85744W713	1.23	10.23	1.34	6.43	9/30/2009	5.97	0.07	0.07
State Street Target Retirement 2030 Fund	85744W697	1.25	11.87	1.68	7.34	6/30/2009	6.59	0.07	0.07
State Street Target Retirement 2035 Fund	85744W689	1.24	12.64	1.87	7.87	9/30/2009	6.97	0.07	0.07
State Street Target Retirement 2040 Fund	85744W671	1.27	13.41	2.14	8.36	6/30/2009	7.28	0.07	0.07
State Street Target Retirement 2045 Fund	85744W663	1.25	14.07	2.33	8.77	9/30/2009	7.57	0.07	0.07
State Street Target Retirement 2050 Fund	85744W655	1.21	14.68	2.52	9.07	10/31/2009	7.71	0.07	0.07
State Street Target Retirement 2055 Fund	85744W648	1.19	14.78	2.56	9.09	4/30/2011	7.72	0.07	0.70
State Street Target Retirement 2060 Fund	85744W465	1.19	14.78	2.56	9.09	4/1/2015	8.13	0.07	0.07
State Street Target Retirement 2065 Fund	857480354	1.20	14.78	2.55	---	12/31/2019	8.27	0.07	0.07

Tier 2 – Passive Core
State Street U.S. Bond Index Fund – Class K	85744W259	0.13	2.61	-3.05	-0.25	4/30/2009	1.33	0.04	0.04
State Street S&P 500 Index Fund – Class K	85744A705	4.28	24.54	9.99	15.01	5/1/1997	12.84	0.013	0.013
State Street Russell Small/Mid Cap Index Fund – Class K	85744W242	-3.23	15.09	-1.73	9.09	6/30/2002	8.49	0.04	0.04
State Street Global All Cap Equity Ex-U.S. Index Fund – Class K	85744W531	0.93	11.38	0.40	5.81	3/31/2011	4.12	0.07	0.07

Tier 3 – Active Core
Lincoln Stable Value Account	---	---	3.00	3.00	3.00	5/1/1983	3.00	---	---
Macquarie Diversified Income Trust – Class B	556070308	0.30	4.00	-2.79	0.81	1/28/2020	1.82	0.30	0.30
PIMCO Diversified Real Asset Collective Trust	999984PI2	1.05	5.32	1.43	4.59	10/30/2009	2.28	0.410	0.410
Macquarie Large Cap Value Trust – Class B	556070100	-4.75	8.45	4.29	6.80	12/20/2017	7.47	0.50	0.50

JPMCB Large Cap Growth Fund CF-A Class	RGAGX	24.45	36.00	11.22	20.66	6/22/2018	18.11	0.390	0.390
Delaware Small Cap Value Fund R6	DVZRX	-2.71	10.99	2.55	7.70	5/2/2016	8.53	0.71	0.71
AB Discovery Growth Fund Class Z	CHCZX	-4.97	12.42	-5.34	7.21	5/30/2014	9.34	0.67	0.66
Acadian All Country World Ex US Equity CIT – Class F	00426P787	9.75	19.53	2.53	---	7/3/2019	8.24	0.54	0.54
MFS International Growth CIT-CL 4	55275K727	---	8.78	2.14	7.56	6/12/2007	7.01	0.57	0.57

Tier 4 – Specialty Option
LNC Stock Fund	99X760104	21.84	34.91	-18.75	-7.84	10/1/2008	-1.59	---	---

Target Date Funds – Income America**	---
Income America In Retirement Fund - Class 5ForLife-L	97184J326	0.59	8.87	---	---	12/8/2022	8.74	0.84	0.84
Income America 2025 Fund - Class 5ForLife-L	97184J318	0.61	8.76	---	---	12/8/2022	8.80	0.84	0.84
Income America 2030 Fund - Class 5ForLife-L	97184J292	0.64	9.70	---	---	12/8/2022	9.80	0.84	0.84
Income America 2035 Fund - Class 5ForLife-L	97184J284	0.67	10.42	---	---	12/8/2022	10.66	0.84	0.84
Income America 2040 Fund - Class 5ForLife-L	97184J276	0.75	11.14	---	---	12/8/2022	11.49	0.83	0.83

The performance data above represents past performance; past performance does not guarantee future results.

*    Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

**    Oregon - As with any lifetime income offering that leverages an insurance product to provide the guarantees, the insurance companies providing the guarantees for this product have filed for state approval of their insurance guarantees where required. At this time, the approval process in Oregon remains in progress.

±    Expense ratios are net of any temporary fee waiver currently in effect. Please see the description of “Expense” for each option for more detail.

Types of Investment Options

Collective Investment Trusts. A collective investment trust, or “CIT,” is an investment fund that is similar to a mutual fund in that it invests in stocks, bonds, and other investments. However, CITs are exempt from registration with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and are therefore not subject to the same fees, expenses and regulatory requirements—or regulatory protections—as mutual funds. CITs may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans. An investor in a CIT holds a “unit” of the CIT. This investment is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency, or entitled to the protections of the 1940 Act.

In addition to the quoted net expense ratios, other expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply with respect to your CIT investment. The PIMCO, Macquarie and Acadian CITs offered by the Plan are maintained by SEI Trust Company; the J.P. Morgan CIT is maintained by J.P. Morgan Asset Management; and the MFS International Growth Fund CIT is maintained by MFS Heritage Trust Company. The State Street CITs offered by the Plan are maintained by the State Street Global Advisors Trust Company. The Income AmericaTM  5ForLife CITs offered by the Plan are maintained by Great Gray Trust Company, LLC.
Participation or investment in a CIT is governed by the terms of the trust and participation materials. An investor should carefully consider the investment objectives, risks, and charges and expenses of the CIT before investing. The disclosure statement for each CIT together with the declaration of trust contains this and other important information and should be read carefully before investing or sending money. For disclosure statements and the declaration of trust, please contact the Lincoln Customer Contact Center at 800-234-3500. You can also obtain information about the Investment Option lineup, including fact sheets on each option, at LincolnFinancial.com/retirementinfocenter.

Mutual Funds. Mutual funds invest in stocks and bonds and other investments and are registered with the SEC as an investment company under the 1940 Act. Investors in a mutual fund are “shareholders” in a fund with all of the rights and protections provided by the 1940 Act. With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, charges and expenses of the investment company before investing. The prospectus for the mutual fund contains this and other important information and should be read carefully before investing or sending money. For prospectuses, please contact the Lincoln Customer Contact Center at (800-234-3500), or visit www.LincolnFinancial.com. On the home page, click on “Retirement>Investments” then the type of investment information you wish to view. You can also obtain information about the Investment Option lineup, including fact sheets on each option, at LincolnFinancial.com/retirementinfocenter.

Insurance Products. The Lincoln Stable Value Fund is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802, on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer. Contributions received in any quarter will earn interest at the portfolio rate in effect for the quarter, with a minimum guaranteed interest rate.

Company Securities. The primary purpose of the LNC Stock Fund is to allow you to invest in the common stock of LNC. For a description of the risks associated with investment in the common stock of LNC, please refer to the Risk Factors in LNC’s filings with the SEC incorporated by reference herein (see the section entitled “Documents Incorporated by Reference” below).

Self-Directed Brokerage Account (“SDBA”). The Schwab Personal Choice Retirement Account (“PCRA”) is a SDBA that allows you to pick your preferred investments and carry out your own investment strategy by providing you with a variety of investment selections that aren’t offered under the Plan’s current investment line up.

For more information about Schwab’s PCRA, see the section entitled “Self-Directed Brokerage Account” below.

Risks Associated with the Investment Options

It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward. The reverse, also, is generally true: the lower the risk, the lower the potential reward.
As you consider investing in the Plan’s Investment Options, you should take into account your personal risk tolerance. Diversification within your investment portfolio can reduce risk. Recent events in the financial sector and the corresponding market volatility reinforces the importance of a well-diversified portfolio, which is one of the most effective ways to ride out short-term market fluctuations. When you diversify your portfolio – whether by investing in a ready-mixed fund with exposure to a number of investment sectors, or by investing in a number of funds representing different asset classes or styles – you can potentially reduce risk and increase your exposure to various market opportunities.

The Investment Options are subject to one or more risks which are described in the fund fact sheet for each Investment Option, and in greater detail in the prospectus materials (for mutual funds), disclosure statements (for collective investment trusts), and miscellaneous disclosure materials referenced in this document. Please remember that this Investment Supplement is only a brief summary of those primary disclosure materials, and is not intended to replace or supersede those materials.

Please note:

Before investing, you should review the full explanation of risks associated with each investment before making a decision to invest. Copies of the prospectuses and disclosure statements for mutual funds and collective investment trusts are available by contacting the Lincoln Customer Contact Center at 800-234-3500 (Monday through Friday, 8 a.m. to 8 p.m. ET) or by visiting www.LincolnFinancial.com. You can also obtain information about the Investment Option lineup, including the fund fact sheet for each Investment Option, online at LincolnFinancial.com/retirementinfocenter.

You should read the fund fact sheets, full prospectuses and disclosure statements for an explanation of each of the Investment Options and risks involved in investing in any one of the Investment Options offered under the Plan.

Tier 1 – Asset Allocation Target Date Funds
(Target date funds provide a diversified portfolio that adjusts automatically based on the number of years remaining until retirement.)

State Street Target Retirement Funds – Class M

•Investment Objective: The State Street Target Retirement Funds (the “Funds”) seek an investment return that approximates, as closely as practicable, before expenses, the performance of a custom benchmark index (the “Index”) over the long term.

•Manager: State Street Global Advisors (SSGA)
•Expense: 0.07%

Tier 2 – Passive Core
(Passively managed, low-cost index funds that track the returns of a market index.)

State Street U.S. Bond Index Fund – Class K
(Core Bond)

•Investment Objective: The State Street U.S. Bond Index Fund (the “Fund”) seeks to offer broadly diversified, low-cost exposure to the overall U.S. Bond Market. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Bloomberg U.S. Aggregate Bond Index (the “Index”) over the long term.

•Manager: State Street Global Advisors (SSGA)
•Expense: 0.04%

State Street S&P 500 Index Fund – Class K
(Large Cap Core)

•Investment Objective: The State Street S&P 500 Index Fund (the “Fund”) seeks to offer broad, low-cost exposure to the stocks of large U.S. companies. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P 500 (the “Index”) over the long term.

•Manager: State Street Global Advisors (SSGA)
•Expense: 0.013%

State Street Russell Small/Mid Cap Index Fund – Class K
(Small-Mid Cap Core)

•Investment Objectives: The State Street Russell Small/Mid Cap Index Fund (the “Fund”) seeks to offer broad, low-cost exposure to stocks of small and medium sized U.S. Companies. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell Small Cap Completeness® Index (the “Index”) over the long term.

•Manager: State Street Global Advisors (SSGA)
•Expense: 0.04%

State Street Global All Cap Equity Ex-U.S. Index Fund – Class K
(International Equity)

•Investment Objectives: The State Street Global All Cap Equity Ex-U.S. Index Fund (the “Fund”) seeks to offer broad, low-cost exposure to stocks of companies, ranging from small to large cap, in developed and emerging countries excluding the United States. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI ACWI ex-USA IMI Index (the “Index”) over the long term.

•Manager: State Street Global Advisors (SSGA)
•Expense: 0.07%

Tier 3 – Active Core
(Actively managed investment options with a variety of objectives ranging from conservative to aggressive.)

The Lincoln Stable Value Account (Insured Product) – Share B
(Capital Preservation)

•Investment Objectives: This Investment Option seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal. Contributions made to the Lincoln Stable Value Account in any quarter will earn interest at the quarterly-set portfolio rate. The portfolio rate is declared for the quarter and is in effect only for that quarter. The rate of return through September 30, 2024 is 3.0%. The rate of return is fixed quarterly (and is based on the 5-year average of the Barclays Stable Income Market Index plus 0.20% as of one month prior to the beginning of each quarter) but will never fall below the guaranteed minimum annual rate of 3.0%.
•Manager: Macquarie Investment Management Advisers, a series of Macquarie Investment Management Business Trust, is the registered investment advisor.
•Expense: No asset charges are deducted from participant accounts; however, 0.10% is the investment management expense that The Lincoln National Life Insurance Company pays for the management of the underlying assets.

Macquarie Diversified Income Trust (Collective Investment Trust)
(Core Plus Bond)

•Investment Objectives: The Macquarie Diversified Income Trust (the “Fund”) seeks maximum long-term total return, consistent with reasonable risk. The benchmark for the Trust is Bloomberg U.S. Aggregate Index.
•Manager: SEI Trust Company serves as the trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.
•Expense: 0.30% (Net of any applicable fund company waivers/reimbursements).

PIMCO Diversified Real Asset Collective Trust
 (Real Assets)

•Investment Objective: The objective of the PIMCO Diversified Real Asset Collective Trust (the “Fund”) is to provide strategic exposure to three core real assets: U.S. Treasury Inflation-Protection Securities (TIPS), commodities and real estate. The Fund seeks to achieve its objective by investing under normal circumstances substantially all of its assets in units of the PIMCO Real Return Collective Trust, the PIMCO CommoditiesPLUS® Collective Trust and the PIMCO RealEstatePLUS Collective Trust (the “Underlying Funds”).
•Manager: SEI Trust Company serves as the trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust. The trustee has engaged PIMCO to act as the investment adviser to the Trust.
•Expense: 0.410%

Macquarie Large Cap Value Trust (Collective Investment Trust) – Share Class B
(Large Cap Value)

•Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Value Index.
•Manager: SEI Trust Company serves as the trustee of the Trust and maintains the ultimate fiduciary authority over the management of, and the investments made, in the underlying funds in the Trust.
•Expense: 0.50%. The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody services fees, tax form preparation expenses, legal and other fees.

JPMCB Large Cap Growth Fund CF-A Class
(Large Cap Growth)

•Investment Objectives: The Fund seeks to provide long-term capital appreciation primarily through high-growth U.S. equity securities performing over a full market cycle. The Fund’s benchmark is the Russell 1000 Growth Index.
•Manager: J. P. Morgan Asset Management is the registered investment advisor. J. P. Morgan Asset Management is the brand name for the asset management business of JPMorgan Chase & Co. and its affiliates worldwide.
•Expense: 0.390%

Delaware Small Cap Value Fund R6
(SMID Cap Value)

•Investment Objectives: The Fund is a small cap value fund that seeks capital appreciation. The benchmark for this Fund is the Russell 2000 Value Index.
•Manager: Delaware Management Company, a series of Macquarie Investment Management Business Trust
•Expense: 0.71%

AB Discovery Growth Fund Class Z
(Small-Mid Cap Domestic Growth Equity)

•Investment Objectives: The investment seeks out opportunities for fundamental stock election in the small cap market with fewer industry analysts.
•Manager: AllianceBernstein Investments, Inc. (ABI) is the distributor of the AB family of mutual funds. ABI is a member of FINRA and is an affiliate of AllianceBernstein LP, the advisor of the fund.
•Expense: 0.66%

Acadian All-Country World Ex US Equity CIT Fund– Class F
(International Equity)

•Investment Objectives: The Acadian All-Country World Ex US Equity CIT Fund (the “Fund”) seeks long term capital appreciation by investing primarily in common stocks of international issuers. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI ACWI ex-US Net Index (the “Index”).
•Manager: SEI Trust Company serves as the trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust. The trustee has engaged Acadian Asset Management LLC to act as the investment advisor to the Trust.
•Expense: 0.54%. Acadian’s investment management fee is 0.45%. The Trust will be charged with certain operating expenses, including, but not limited to, custody fees, securities pricing fees, annual audit fees, tax filing fees, annual Form 5500 expenses, NSCC fees for CIT transactions via the NSCC system, website hosting and maintenance fees and manual trading fees. The operating expenses are capped at 0.10%.

MFS International Growth Fund (CIT)
(Foreign Large Growth)

•Investment Objectives: The Fund’s investment objective is to seek capital appreciation. The Fund seeks to outperform the MSCI All Country World (ex-US) Growth Index over full market cycles. A full market cycle is defined as typically three to five years. MSCI All Country World (ex-US) Growth Index is a market capitalization index that is designed to measure equity market performance for growth securities in the global developed and emerging markets, excluding the U.S. No assurance can be given that the Fund will achieve it investment objective.
•Manager: MFS Heritage Trust Company serves as the trustee of the Trust. The trustee is a subsidiary of Massachusetts Financial Service Company.
•Expense: 0.57%. The trustee will bear the Fund’s expenses such that a Fund’s annual administrative and operational expenses do not exceed the indicated expense caps as currently in effect (0.05%). The expense caps will continue until modified by the trustee.
GUARANTEED RETIREMENT INCOME FUND

Income America 5ForLife
(Target Date Funds with a Guaranteed Income Component)

•Investment Objectives: The Income America 5ForLife Funds seek the optimal risk-adjusted return consistent with the asset allocation mix determined by the glide path of the Target Date series. The funds seek to meet their investment object by investing in a diversified portfolio of both passive and actively managed mutual funds, exchange traded funds, other collective investment trusts, stable value products, general account annuity contracts and money market funds.
•Manager: Great Gray Trust Company, LLC serves as the trustee of the Trust and maintains the ultimate fiduciary authority over the management of, and investments made in, the Fund.
•Expense: 83-84% depending on vintage. Total fee includes investment management, trustee and advisory fees of 36% or 37% plus 47% which represents the insurance cost of the guarantee.

LNC STOCK FUND

•Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in LNC securities.
•Investment Strategies: To achieve its objective, this Investment Option invests mainly in shares of the common stock of LNC (“LNC Common Stock”), but may also invest in cash or short-term money-market securities to provide the liquidity and flexibility necessary to sell or exchange units of the fund quickly and easily, generally on a daily basis. When the amount of short-term investments in the Fund fall outside the range of 2.5% to 3.5% of its net assets, LNC Common Stock is either bought or sold to bring the short-term investments back into the target range.
•Primary Risks: There are risks involved with investing, including possible loss of principal. Investment-Style Risk and Market Risk. This is a non-diversified Investment Option, investing in the stock of a single issuer. It is therefore a riskier investment than an Investment Option that invests in a diversified pool of stocks of companies with similar characteristics as this account. For a description of the risks associated with investment in LNC Common Stock, see “Risk Factors” detailed in the most recently filed LNC Annual Report (10-K) and LNC Quarterly Reports (10-Q). It is a market-valued account, meaning that both the principal value and the investment return may go up and down based on the market price of the LNC Common Stock held in the Fund. For a more detailed description of LNC Common Stock. See the section entitled “Lincoln National Corporation Common Stock and Preferred Stock” below.
•Dividends: You have the option to receive your LNC Stock Fund dividends in cash or to reinvest them. Dividends paid with respect to your investment in the fund will be automatically reinvested and no action is required if you wish to reinvest your dividends. If you choose to receive your dividends in cash, your dividends will be paid by check as soon as administratively practicable after the dividend payment date. Only dividends from your investments in the LNC Stock Fund that have been in the Plan for at least two years can be distributed in cash.

If you are currently invested in the LNC Stock Fund, and would like to receive dividends in cash, you may change the default dividend reinvestment option by calling the Lincoln Customer Contact Center at 800-234-3500. Changes made by 4 p.m. (ET) on the last business day before dividends are paid will be applied to the dividends payable on February 1, May 1, August 1, and November 1. You may change this election as often as you wish, but only the last election on file before the deadline for the applicable dividend payment date will control.
You should be aware that choosing to receive your dividends in cash may result in a lower account value upon retirement, due to fewer assets in the Plan and diminished ability to leverage the power of pre-tax compounding of earnings.

•Share Ownership: The LNC Stock Fund is a “unitized” stock fund and is the way you can invest in LNC Common Stock within the Plan.  When investing in the LNC Stock Fund, you are purchasing units of the Fund, not actual shares of stock; the Fund owns actual shares of stock.

The “units” you own represent your pro-rata share of the Fund's total assets.  The unit value is determined daily using the values of the underlying assets at the daily closing price of each asset. The same economic or market conditions and trends that cause the price of LNC Common Stock to fluctuate will similarly influence the unit price of the LNC Stock Fund, although the LNC Stock Fund’s unit price and the market price of LNC Common Stock are likely to be different. Additionally, the percentage of short-term investments being held, bought or sold by the fund and any gains/losses realized on the sales of LNC Common Stock impact the investment returns of the unitized LNC Stock Fund.

You may become a direct owner of shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and elect to receive shares of LNC Common Stock.
    Share Voting Rights: If you invest in this Investment Option, you will have “pass-through voting rights.” This means that Lincoln Financial Group Trust Company, Inc. will vote the shares in the manner that you direct, if you sign and return the proxy card in time. You will have voting rights for the number of shares in this Investment Option that is proportionate to the size of your investment. Otherwise, Lincoln Financial Group Trust Company, Inc. will vote your interest in the Investment Option in the same proportion as the other Plan participants who voted.

    Trading Restrictions: Officers of LNC and certain other participants of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LFG’s “Insider Trading and Confidentiality Policy” on any transaction, except normal payroll deductions, that might cause an increase or decrease in that person’s interest in the Fund. Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in transactions to increase or decrease their interest in LNC Stock Fund during previously announced open window trading periods. Other participants may also be subject to trading restrictions under the Policy.
•Account Manager: Lincoln Financial Group Trust Company, Inc.
•Expense: 0.00%

SELF-DIRECTED BROKERAGE ACCOUNT

The Plan offers a self-directed brokerage account through Schwab Personal Choice Retirement Account® (“PCRA”) which allows you access to a broad range of investments, such as stocks, bonds, and mutual funds. In order to have access to the Plan’s PCRA, you must review and complete a number of forms. These forms are available to download online at www.LincolnFinancial.com.

By establishing a PCRA within the Plan, you acknowledge that you, the Plan participant, and not the Plan fiduciary, are solely responsible for selecting investments through the PCRA, and that the Plan fiduciary has not vetted or screened any investments available through the PCRA.

A quarterly maintenance fee will be deducted for investments in your PCRA.

If you have any questions about the instructions or forms, you should contact the Lincoln Customer Contact Center for assistance at 800-234-3500 (Monday through Friday, 8 a.m. to 8 p.m. ET).

PLAN INTERESTS ARE SECURITIES

Persons participating in the Plan acquire an interest in the Plan assets held and administered by the Plan Trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the participant’s interest in the Plan assets and his rights and options in relation thereto are discussed in detail in this prospectus. Before deciding to participate, participants should carefully read this prospectus and consider and assess the risks and opportunities in view of their individual situation.

LINCOLN NATIONAL CORPORATION COMMON STOCK
AND PREFERRED STOCK

General

Our restated articles of incorporation currently authorize the issuance of 800,000,000 shares of Common Stock and 10,000,000 shares of preferred stock (“Preferred Stock”). We may issue our preferred stock from time to time in one or more series by resolution of our board of directors. As of November 1, 2024, 170,346,021 shares of our Common Stock were issued and outstanding.

The following descriptions of the classes of our capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of our restated articles of incorporation and our amended and restated bylaws, each of which are included as exhibits to the registration statement that includes this prospectus, the description of our Common Stock in our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 28, 1969, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference into this prospectus, and the applicable provisions of the Indiana Business Corporation Law (the “IBCL”).

Common Stock

Transfer Agent and Registrar. Our Common Stock is traded on the New York Stock Exchange under the symbol “LNC”. The registrar and transfer agent is EQ Shareowner Services.

Voting Rights. Except as set forth below under “Anti-Takeover Provisions—Certain State Law Provisions”, each holder of record of our Common Stock is entitled to one vote for each share of our Common Stock held on all matters submitted to a vote of the shareholders, including election of directors. Holders of our Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividend Rights. The holders of our Common Stock may receive cash dividends, if and when declared by our board of directors out of funds legally available for that purpose, and subject to preferential rights of the holders of Preferred Stock or other special classes of stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any Preferred Stock that may at the time be outstanding.

Preemptive Rights. Holders of our Common Stock do not have any preemptive or similar equity rights.

Preferred Stock

General. Our restated articles of incorporation authorize our board of directors to provide for the issuance of up to ten million shares of Preferred Stock, in one or more series, and to fix by resolution and to the extent permitted by the IBCL, the relative rights, preferences and limitations of each series of Preferred Stock, including dividend, redemption, liquidation, sinking fund, conversion and other provisions in the resolutions or certificate establishing or designating the series, without a vote or any other action taken by our shareholders.

Shares Outstanding. We currently have two series of preferred stock outstanding, our 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, liquidation preference $25,000 per share (the “Series C Preferred Stock”), and our 9.000% Non-Cumulative Preferred Stock, Series D, liquidation preference $25,000 (the “Series D Preferred Stock”). As of November 1, 2024, 20,000 shares of Series C Preferred Stock and 20,000 shares of Series D Preferred Stock were outstanding. We have two series of depositary shares outstanding, each of which represent interests in our Series C Preferred Stock or our Series D Preferred Stock.
Voting Rights. Unless otherwise provided in accordance with our amended and restated bylaws, each holder preferred stock would be entitled to one vote per share and to vote together, as a single class, with holders of our common stock on all matters submitted to a vote of the common shareholders. In addition, at any time when six or more quarterly dividends, whether or not consecutive, on one or more series of the preferred stock are in default, the holders of all preferred stock at the time outstanding as to which such default exists will be entitled, at the next annual meeting of shareholders, voting as a class, to vote for and elect two of LNC’s directors. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the shares of the preferred stock voting as a class the remaining director or directors elected by the holders of the shares of the preferred stock may elect a successor or successors to hold office until the next annual or special meeting of the shareholders.
So long as any shares of preferred stock remain outstanding, LNC shall not, without the approval of the holders of a majority of the preferred stock, voting as a class:
•amend LNC’s restated articles of incorporation to create or authorize any kind of stock ranking prior to or on a parity with the preferred stock with respect to payment of dividends or distribution on dissolution, liquidation or winding up, or create or authorize any security convertible into shares of stock of any such kind;
•amend, alter, change or repeal any of the express terms of the preferred stock, or of any series thereof, then outstanding in a manner prejudicial to the holders thereof; provided, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the preferred stock at the time outstanding, only such consent of the holders of two-thirds of the total number of outstanding shares of all series so affected shall be required, unless a different or greater vote shall be required by law;
•authorize the voluntary dissolution of LNC or any revocation of dissolution proceedings previously approved, authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of LNC, or approve any limitation of the term of existence of LNC; or
•merge or consolidate with another corporation in such manner that LNC does not survive as a continuing entity, if thereby the rights, preferences, or powers of the preferred stock would be adversely affected, or if there would thereupon be authorized or outstanding securities which LNC, if it owned all of the properties then owned by the resulting corporation, could not create without the approval of the holders of the preferred stock.

Dividends. The holders of our preferred stock may receive cash dividends, if and when declared by our board of directors out of funds legally available for that purpose. Holders of the Series C Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends of the stated amount per share, non-cumulative cash dividends that accrue for the relevant dividend period semiannually in arrears on the first day of March and September of each year, commencing on March 1, 2023. Dividends will accrue on the stated liquidation preference of $25,000 per share (i) from the date of original issue to, but excluding, March 1, 2028 at a fixed rate per annum of 9.250%, and (ii) for each five-year period thereafter at a rate per annum equal to the five-year treasury rate as of the most recent period commencement plus 5.318%. Holders of the Series D Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends of the stated amount per share, non-cumulative cash dividends that accrue for the relevant dividend period quarterly in arrears on the first day of March, June, September and December of each year, commencing on March 1, 2023. Dividends will accrue on the stated liquidation preference of $25,000 per share from the date of original issue at a fixed rate per annum of 9.000%.
So long as any Series C Preferred Stock or Series D Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series C Preferred Stock and Series D Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set aside, no dividend shall be paid or declared or set aside for payment, and no distribution may be made, on our common stock or any other shares of our junior stock (other than a dividend payable solely in shares of stock that rank junior to the Series C Preferred Stock or Series D Preferred Stock, as the case may be, in the payment of dividends in the distribution of assets on any liquidation, dissolution or winding up of LNC); no monies may be paid or made available for a sinking fund for the redemption or retirement of common stock or other junior stock nor shall any shares of junior stock be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly during a dividend period
Redemption. LNC has the option to redeem the Series C Preferred Stock (i) in whole but not in part within 90 days after the occurrence of a rating agency event at a redemption price equal to 102% of the stated amount of a share of Series C Preferred Stock (initially, $25,500 per share of Series C Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, and (ii)(a) in whole but not in part within 90 days after the occurrence of a regulatory capital event, or (b) in whole or in part, from time to time, during the three-month period prior to March 1, 2028, and during the three-month period prior to each date on which the interest rate is reset thereafter in each case, at a redemption price equal to the stated amount of a share of Series C Preferred Stock (initially, $25,000 per share of Series C Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. LNC has the option to redeem the Series D Preferred Stock (i) in whole but not in part, at any time prior to December 1, 2027, within 90 days after the occurrence of a rating agency event at a redemption price equal to 102% of the stated amount of a share of Series D Preferred Stock (initially, $25,500 per share of Series D Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, and (ii)(a) in whole but not in part, at any time prior to December 1, 2027, within 90 days after the occurrence of a regulatory capital event or (b) in whole or in part, at any time or from time to time on or after December 1, 2027, in each case, at a redemption price equal to the stated amount of a share of Series D Preferred Stock (initially, $25,000 per share of Series D Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.
For both the Series C Preferred Stock and the Series D Preferred Stock, “rating agency event” means that any nationally recognized statistical rating organization that then publishes a rating for us amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the preferred stock and the amendment, clarification or change reduces the length of time the preferred stock receives a particular level of equity credit or lowers the equity credit assigned by the applicable rating agency to the applicable preferred stock. For both the Series C Preferred Stock and the Series D Preferred Stock, “regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator that includes group-wide prescribed capital adequacy requirements and the capital adequacy requirements that apply to us as a result of being so subject set forth criteria pursuant to which the aggregate stated amount of the applicable preferred stock would not qualify as capital under such capital adequacy requirements.
The Series C Preferred Stock and Series D Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions, and the holders of such series of preferred stock have no right to require the redemption or repurchase of such series of preferred stock (or any depositary shares representing such series of preferred stock).
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of LNC, holders of the Series C Preferred Stock and the Series D Preferred Stock are entitled to receive out of the assets of LNC available for distribution to shareholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of $25,000 per share of Series C Preferred Stock and Series D Preferred Stock, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series C Preferred Stock and Series D Preferred Stock and any other parity stock outstanding at such time and only to the extent of LNC’s assets, if any, that are available after satisfaction of all liabilities to creditors.
In any such distribution, if the assets of LNC are not sufficient to pay the liquidation preferences in full to all holders of the Series C Preferred Stock and Series D Preferred Stock and all holders of any class or series of our stock that ranks on a parity with the Series C Preferred Stock and Series D Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of LNC, the amounts paid to the holders of Series C Preferred Stock and Series D Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series C Preferred Stock and Series D Preferred Stock and any holders of liquidation preference parity stock, the holders of our other stock shall be entitled to receive all remaining assets of LNC according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of LNC with any other entity, including a merger or consolidation in which the holders of the Series C Preferred Stock and Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of LNC, for cash, securities or other property will not constitute a liquidation, dissolution or winding-up of LNC.
Listing. The Series C Preferred Stock is currently traded in the over-the-counter market. The Series D Preferred Stock is listed on the NYSE under the symbol “LNC PRD.”
Anti-Takeover Provisions

Certain Provisions of LNC’s Amended and Restated Bylaws
Article I of our amended and restated bylaws provides that special meetings of shareholders may only be called by (i)  the board of directors, (ii)  the Chairman of the board of directors or (iii)  the Secretary of the Company at the valid written request of shareholders of record who own, or are acting on behalf of one or more beneficial owners who own, continuously for at least one year as of the record date fixed in accordance with our amended and restated bylaws to determine who may deliver a written request to call such special meeting, capital stock representing ten percent (10%) of the voting stock (the “Special Meeting Request Required Shares”), and who continue to own the Special Meeting Request Required Shares at all times between such record date and the date of the applicable meeting of shareholders.

Article I of our amended and restated bylaws further provides that control shares (as discussed below) of the corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the corporation the statement required by the IBCL may, at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person, be redeemed by the corporation at their fair value pursuant to procedures authorized by a resolution of the board of directors.
Article I also gives the board of directors the authority to enter into any arrangement to direct the voting of any other person’s shares in connection with a change of control of LNC.
Certain State Law Provisions.
Chapter 43 of the IBCL also restricts business combinations with interested shareholders. It prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between certain corporations having 100 or more shareholders that also have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (which includes us) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares of that corporation, for five years following the date the shareholder acquired such 10% beneficial ownership, unless the acquisition or the business combination was approved by the board of directors in advance of that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect to opt out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our restated articles of incorporation do not elect to opt out of these provisions.

Chapter 42 of the IBCL includes provisions designed to protect minority shareholders in the event that a person acquires, pursuant to a tender offer or otherwise, shares giving it more than 20%, more than 33 1/3%, or more than 50% of the outstanding voting power (which we refer to as “control shares”) of an “issuing public corporation”.  Unless the issuing public corporation’s articles of incorporation or bylaws provide that Chapter 42 does not apply to control share acquisitions of shares of the corporation before the control share acquisition, an acquirer who purchases control shares cannot vote the control shares until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding the control shares and any shares held by officers of the corporation and employees of the corporation who are directors thereof), approve in a special or annual meeting the rights of the acquirer to vote the control shares. Unless otherwise provided in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares.
“Issuing public corporation” means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and has one of the following:
•more than 10% of its shareholders resident in Indiana;
•more than 10% of its shares owned by Indiana residents; or
•1,000 shareholders resident in Indiana.
An issuing public corporation may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Our restated articles of incorporation do not elect to opt out of these provisions.
Indiana insurance laws and regulations provide that no person may acquire our voting securities if that person would directly or indirectly be in control of us after the acquisition, unless that person has provided certain required information to us and to the Indiana Insurance Commissioner and the Indiana Insurance Commissioner has approved the acquisition. Control of us is presumed to exist if any person beneficially owns 10% or more of our voting securities. Furthermore, the Indiana Insurance Commissioner may determine, after notice and hearing, that control exists despite the absence of a presumption to that effect. Consequently, no person may acquire, directly or indirectly, 10% or more of our voting securities to be outstanding after any offering of securities pursuant to this prospectus, or otherwise acquire control of us, unless that person has provided such required information to the Indiana Insurance Commissioner and the Indiana Insurance Commissioner has approved such acquisition.

EXPERTS

The consolidated financial statements of Lincoln National Corporation (“LNC”) appearing in the LNC’s Annual Report (Form 10-K) for the year ended December 31, 2023 (including schedules appearing therein), and the effectiveness of LNC’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Plan appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2023 (including schedules appearing therein) have been audited by Citrin Cooperman & Company, LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Citrin Cooperman & Company, LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Eric B. Wilmer, Esquire, Assistant Vice President and Senior Counsel of LNC. As of the date of this prospectus, Mr. Wilmer owns, or has the right to acquire, a number of shares of our Common Stock that represents less than 1% of the total outstanding shares of Common Stock of LNC. The validity of the interests in the Plan to which this prospectus relates will be passed upon for the Plan by Andrew J. Scanlon, Esquire, Vice President and Senior Counsel of LNC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is a combined prospectus, which is part of Registration Statements filed on Form S-1 and S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules to the Registration Statements. For further information concerning us and the securities, you should read the entire Registration Statements and the additional information described under “Documents Incorporated by Reference” below. The Registration Statements have been filed electronically and may be obtained in the manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us, including certain of the additional information described under “Documents Incorporated by Reference” is also available on the Investor Relations page of our website at http://www.LincolnFinancial.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s website is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document.

We incorporate by reference into this prospectus the following documents or information filed (File No. 001-06028) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;
•Those portions of our Proxy Statement for our 2024 Annual Meeting of Shareholders which were also incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;
•Our Current Reports on Form 8-K filed with the SEC on March 14, 2024, May 15, 2024, May 24, 2024, August 26, 2024 and September 18, 2024;
•The description of our common stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and
•LNL Agents’ 401(k) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023.

Each LNC document filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.

Please direct your oral or written request to: Nancy A. Smith, Senior Vice President & Secretary, 150 N. Radnor Chester Road, Radnor, PA 19087, 484-583-1400, or nancy.smith3@lfg.com.

LNL Agents’ 401(k) Savings Plan
Audited Financial Statements and Supplemental Schedules
As of December 31, 2023 and December 31, 2022, and For the Year Ended December 31, 2023

The financial statements for the LNL Agents’ 401(k) Savings Plan are incorporated by reference from the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of all expenses incurred or to be incurred by us in connection with the issuance and distribution of our Common Stock to be registered, other than underwriting discounts and commissions of which there are none.

Registration fees	$13,958
Photocopying and Printing	5,000
Accounting fees	9,500
Miscellaneous	-0-
TOTAL	$28,458

Item 15. Indemnification of Directors and Officers

Our amended and restated bylaws, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

·
reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those   brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding; and

·
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful or have no reasonable cause to believe his/her conduct was unlawful.

Indiana law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us. In addition, our directors have separate indemnification agreements providing the same general rights to indemnification as set forth above.

The indemnification and advancement of expenses provided for in our amended and restated bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to under other agreements, shareholders’ and board resolutions and our restated articles of incorporation.

Item 16. Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index shown below.

EXHIBIT INDEX

3.1	Restated Articles of Incorporation of LNC are incorporated by reference to Exhibit 3.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 14, 2017.
3.2
Articles of Amendment of the Restated Articles of Incorporation of LNC designating the 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, dated November 18, 2022, is incorporated by reference to Exhibit 3.1 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 22, 2022.

3.3
Articles of Amendment of the Restated Articles of Incorporation of LNC designating the 9.000% Non-Cumulative Preferred Stock, Series D, dated November 18, 2022, is incorporated by reference to Exhibit 3.2 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 22, 2022.

3.4	Amended and Restated Bylaws of LNC (effective September 17, 2024) are incorporated by reference to Exhibit 3.1 to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 18, 2024.
5.1	Opinion of Eric B. Wilmer, Esq., as to the legality of the securities being registered.
5.2	Opinion of Andrew Scanlon, Esq., as to the legality of the Plan Interests.
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Citrin Cooperman & Company, LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Eric B. Wilmer, Esq. (included in Exhibit 5.1).
23.4	Consent of Andrew Scanlon, Esq. (included in Exhibit 5.2).
24	Powers of Attorney (contained on the signature pages of this registration statement).
107	Filing Fee Table.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however , that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(f)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(g) The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on the 7th day of November, 2024.

LINCOLN NATIONAL CORPORATION

By:	/s/ Christopher Neczypor
Christopher Neczypor, Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints Craig T. Beazer, Nancy A. Smith and Claire H. Hanna, and each of them (with full power and authority to act without the other), his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ellen G. Cooper	Chairman, President and Chief Executive Officer	November 7, 2024
Ellen G. Cooper	(Principal Executive Officer)

/s/ Christopher Neczypor	Executive Vice President and Chief Financial Officer	November 7, 2024
Christopher Neczypor	(Principal Financial Officer)

/s/ Adam Cohen	Senior Vice President, Chief Accounting Officer and Treasurer	November 7, 2024
Adam Cohen	(Principal Financial Officer)

/s/ Deirdre P. Connelly	Director	November 7, 2024
Deirdre P. Connelly

/s/ William H. Cunningham	Director	November 7, 2024
William H. Cunningham

/s/ Reginald E. Davis	Director	November 7, 2024
Reginald E. Davis

/s/ Eric G. Johnson	Director	November 7, 2024
Eric G. Johnson

/s/ Gary C. Kelly	Director	November 7, 2024
Gary C. Kelly

/s/ M. Leanne Lachman	Director	November 7, 2024
M. Leanne Lachman

/s/ Dale LeFebvre	Director	November 7, 2024
Dale LeFebvre

/s/ Janet Liang	Director	November 7, 2024
Janet Liang

/s/ Owen Ryan	Director	November 7, 2024
Owen Ryan

/s/ Lynn M. Utter	Director	November 7, 2024
Lynn M. Utter